QuickLinks -- Click here to rapidly navigate through this document

Offer to Purchase for Cash
1,155,045,300 Ordinary Shares (Including Ordinary Shares Represented by American Depositary Shares)
of
Hurray! Holding Co., Ltd.
at
$0.04 Per Ordinary Share
(Equivalent to $4.00 Per American Depositary Share)
by
Shanda Music Group Limited
a wholly owned subsidiary of
Shanda Interactive Entertainment Limited

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON JULY 15, 2009, UNLESS THE OFFER IS EXTENDED.

        THIS OFFER IS BEING MADE PURSUANT TO THE TENDER OFFER AGREEMENT, DATED AS OF JUNE 8, 2009, AMONG HURRAY! HOLDING CO., LTD. ("HURRAY"), SHANDA INTERACTIVE ENTERTAINMENT LIMITED AND SHANDA MUSIC GROUP LIMITED. HURRAY'S BOARD OF DIRECTORS HAS UNANIMOUSLY (I) DETERMINED THAT THE TENDER OFFER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, ARE IN THE BEST INTERESTS OF HURRAY AND ITS SHAREHOLDERS AND (II) APPROVED, ADOPTED AND DECLARED ADVISABLE THE TENDER OFFER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER. HURRAY'S BOARD OF DIRECTORS RECOMMENDS THAT HURRAY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR ORDINARY SHARES (INCLUDING ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES ("ADSs")) IN THE OFFER.

        THE OFFER IS SUBJECT TO VARIOUS CONDITIONS. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 7. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR ORDINARY SHARES (INCLUDING ORDINARY SHARES REPRESENTED BY ADSs).

June 16, 2009

 IMPORTANT

HOW TO TENDER ORDINARY SHARES REPRESENTED BY ADSs

        If you desire to tender in the offer all or any portion of your ordinary shares of Hurray represented by ADSs, each representing 100 ordinary shares, this is what you must do before the offer expires:

  •
  If you hold your ADSs through a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your ADSs for you.

  •
  If you hold American Depositary Receipts ("ADRs") evidencing ADSs in your own name or hold ADSs registered in your own name in the Direct Registration System (the "DRS") of Citibank, N.A., the depositary for the ADSs, you must complete and sign the enclosed Letter of Transmittal to Tender American Depositary Shares (the "ADS Letter of Transmittal") according to its instructions and deliver it, together with any required signature guarantees, the ADRs evidencing your ADSs, if applicable, and any other documents required by the ADS Letter of Transmittal, to Citibank, N.A. (the "ADS Tender Agent") at one of the addresses set forth on the back cover page of this Offer to Purchase. Detailed instructions are contained in the ADS Letter of Transmittal and in "Section 3—Procedures for Tendering Shares."

  •
  If you hold ADSs registered in your name in the DRS registry, you must contact the ADS depositary and have the ADS depositary tender your ADSs and confirm to the ADS Tender Agent that the ADSs have been transferred to the ADS Tender Agent on its registry. In addition, you must submit the enclosed ADS Letter of Transmittal as set forth above.

  •
  If you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, you must tender your ADSs according to the procedure for book-entry transfer described in "Section 3—Procedures for Tendering Shares."

        If you want to tender your ADSs but the ADRs evidencing your ADSs are not immediately available or cannot be delivered to the ADS Tender Agent before the offer expires, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the ADS Tender Agent before the offer expires, you may still tender your ADSs if you complete and sign the enclosed Notice of Guaranteed Delivery and comply with the guaranteed delivery procedure described in "Section 3—Procedures for Tendering Shares."

HOW TO TENDER ORDINARY SHARES NOT REPRESENTED BY ADSs

        If you desire to tender all or any portion of your ordinary shares of Hurray not represented by ADSs in the offer, this is what you must do before the offer expires:

  •
  You must complete and sign the enclosed Letter of Transmittal to Tender Ordinary Shares (the "Share Letter of Transmittal") according to its instructions and deliver it, together with any registered share certificates and other documents required by the Share Letter of Transmittal to Conyers Dill & Pearman (the "Share Tender Agent") at the address set forth on the back cover page of this Offer to Purchase.

        If you want to tender your ordinary shares not represented by ADSs but the share certificates are not immediately available or cannot be delivered to the Share Tender Agent before the offer expires, or your other required documents cannot be delivered to the Share Tender Agent before the offer expires, you may still tender your ordinary shares if you complete and sign the enclosed Notice of Guaranteed Delivery and comply with the guaranteed delivery procedure described in "Section 3—Procedures for Tendering Shares."

        Your tender of Shares not represented by ADSs will not be valid until the Share Tender Agent has confirmed by examining the register of members of Hurray that you are the record holder of the ordinary shares tendered by you.

* * *

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Share Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission at www.sec.gov.

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1
INTRODUCTION		8
THE OFFER		9
1.	Terms of the Offer; Proration	9
2.	Acceptance for Payment and Payment for Shares	11
3.	Procedures for Tendering Shares	12
4.	Withdrawal Rights	15
5.	Certain Income Tax Considerations	16
6.	Price Range of ADSs; Dividends	19
7.	Possible Effects of the Offer on the Market for the ADSs; Stock Exchange Listing; Registration under the Exchange Act; Controlled Company Status; Margin Regulations	20
8.	Certain Information Concerning Hurray	22
9.	Certain Information Concerning Shanda Music and Shanda	23
10.	Source and Amount of Funds.	24
11.	Background of the Offer; Contacts with Hurray	24
12.	Purpose of the Offer; Plans for Hurray; Appraisal Rights	27
13.	The Transaction Documents	27
14.	Dividends and Distributions	38
15.	Conditions of the Offer	39
16.	Certain Legal Matters; Regulatory Approvals	41
17.	Fees and Expenses	42
18.	Miscellaneous	42
Schedule I Directors and Executive Officers of Shanda and Shanda Music

i

 SUMMARY TERM SHEET

        We, Shanda Music Group Limited ("Shanda Music"), a wholly owned subsidiary of Shanda Interactive Entertainment Limited ("Shanda"), are offering to purchase 1,155,045,300 ordinary shares, par value $0.00005 per share ("Shares"), of Hurray! Holding Co., Ltd. ("Hurray"), including Shares represented by American Depositary Shares of Hurray ("ADSs," each representing 100 Shares), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal to Tender American Depositary Shares (the "ADS Letter of Transmittal") and Letter of Transmittal to Tender Ordinary Shares (the "Share Letter of Transmittal," and together with the ADS Letter of Transmittal, the "Letters of Transmittal") and pursuant to the Tender Offer Agreement dated as of June 8, 2009, among Hurray, Shanda and Shanda Music. Following are some of the questions you, as a shareholder of Hurray, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letters of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letters of Transmittal. In this Offer to Purchase, unless the context otherwise requires, all references to "we," "our" and "us" refer to Shanda Music; all references to "U.S." or "United States" refer to the United States of America, its territories, possessions and all areas subject to its jurisdiction; all references to "$" refer to U.S. dollars; all references to "Shares" include Shares represented by ADSs; and all references to "shareholders" of Hurray include ADS holders.

Who is offering to buy my securities?

        Our name is Shanda Music Group Limited. We are a British Virgin Islands company formed for the purpose of making this offer. We are a wholly owned subsidiary of Shanda, a Cayman Islands company. See "Introduction" to this Offer to Purchase and "Section 9—Certain Information Concerning Shanda Music and Shanda."

What securities are you offering to purchase?

        We are offering to purchase 1,155,045,300 Shares, including Shares represented by ADSs (each ADS representing 100 Shares). See "Introduction" to this Offer to Purchase and "Section 1—Terms of the Offer; Proration."

How much are you offering to pay for my securities and what is the form of payment?

        We are offering to pay you $0.04 per Share (equivalent to $4.00 per ADS), in cash, without interest, subject to any applicable withholding taxes. See "Section 5—Certain Income Tax Considerations." If you are the record holder of your Shares (i.e., your name is recorded in the register of members of Hurray as the holder of such Shares, or, in the case of ADSs, either an American Depositary Receipt ("ADR") has been issued to you or ADSs have been registered in your name in the Direct Registration System ("DRS") of Citibank, N.A., the ADS Depositary), and you tender your Shares directly to us in the offer, you will not have to pay brokerage fees or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. In addition, you will not be required to pay, except as set forth in Instruction 6 of the applicable Letters of Transmittal, stock transfer taxes on the sale of ADSs or Shares pursuant to the offer. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We will need approximately $46.2 million to purchase 1,155,045,300 Shares. Shanda will provide us with the necessary funds to pay for the offer with cash on hand. Consummation of the offer is not subject to any financing condition. See "Section 10—Source and Amount of Funds."

What are the most significant conditions to the offer?

        The offer is conditioned upon, among other things, at least 1,155,045,300 Shares, representing approximately 51% of the outstanding Shares on a fully diluted basis, having been validly tendered and not withdrawn prior to the expiration date of the offer (as it may be extended from time to time).

        Other conditions of the offer are described in "Section 15—Conditions of the Offer." Consummation of the offer is not conditioned on Shanda or Shanda Music obtaining financing.

How long do I have to decide whether to tender in the offer?

        You can tender your Shares in the offer anytime before the expiration date, which is 12:01 a.m., New York City time, on July 15, 2009. See "Section 1—Terms of the Offer; Proration." If you cannot deliver everything required to make a valid tender of Shares represented by ADSs to Citibank, N.A. (the "ADS Tender Agent") or to Conyers Dill & Pearman (the "Share Tender Agent") prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "Section 3—Procedures for Tendering Shares." In addition, if we extend the offer as described below under "Introduction" to this Offer to Purchase, you will have an additional opportunity to tender your Shares.

Do financial institutions and clearing systems through which I hold my ADSs have an earlier deadline?

        For ADSs held through a financial institution, such as a broker, dealer, commercial bank, trust company or other nominee, there is likely to be a deadline prior to the expiration date of the offer (as it may be extended from time to time) by which these institutions must be instructed to take the steps necessary to tender your ADSs into the offer. You should contact the financial institution holding your ADSs regarding such earlier notification requirement. The Book-Entry Transfer Facility has advised us that it will not transfer tendered ADSs into the ADS Tender Agent's account after 5:00 p.m., New York City time, on July 14, 2009, unless the offer is extended. Therefore, tenders of Shares to be effected by book-entry transfer of ADSs must be made before that time. See "Section 3—Procedures for Tendering Shares."

Can the offer be extended and under what circumstances?

        Yes. If at the scheduled expiration date of the offer, including following a prior extension, any condition to the offer has not been satisfied or waived, we may extend the offer. We may not extend the offer beyond September 15, 2009 without the written consent of Hurray. In addition, we may extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or any other governmental authority that is applicable to the offer. See "Section 1—Terms of the Offer; Proration."

How will I be notified if the offer is extended?

        If we extend the offer, we will inform the Share Tender Agent and the ADS Tender Agent of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

What happens if the shareholders of Hurray tender more Shares than you are willing to purchase?

        If the shareholders of Hurray tender more Shares than the number of Shares that we are willing to purchase, we will purchase Shares on a pro rata basis. This means that we will purchase from you a number of Shares calculated by multiplying the number of Shares you validly tendered and did not withdraw by a proration factor. The proration factor will equal 1,155,045,300 divided by the total number of Shares validly tendered and not withdrawn by all shareholders. We will make certain adjustments to avoid purchases of fractional Shares or ADSs. For information about the terms of our offer, see "Section 1—Terms of the Offer; Proration."

If you prorate, when will I know how many of my Shares will actually be purchased?

        If proration of tendered Shares is required, we do not expect to announce the final results of proration for any purchased Shares until at least seven NASDAQ Global Market trading days after the expiration date of the offer (as it may be extended from time to time) and payment will not occur until thereafter. See "Section 1—Terms of the Offer; Proration." This is because we will not know the precise number of Shares validly tendered until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release as promptly as practicable after the expiration date. After preliminary results are made publicly available, shareholders may also obtain this preliminary information from MacKenzie Partners, Inc., the Information Agent for the offer, at its telephone number set forth on the back cover of this Offer to Purchase.

Is there an agreement governing the offer?

        Yes. Hurray, Shanda and Shanda Music have entered into a tender offer agreement dated as of June 8, 2009 (the "Tender Offer Agreement"). The Tender Offer Agreement provides, among other things, for the terms and conditions of the offer. See the "Introduction" to this Offer to Purchase and "Section 13—The Transaction Documents—The Tender Offer Agreement."

What does Hurray's board of directors think about the offer?

        Hurray's board of directors unanimously:

  •
  determined that the Tender Offer Agreement and the transactions contemplated thereby, including the offer, are in the best interests of Hurray and its shareholders;

  •
  approved, adopted and declared advisable the Tender Offer Agreement and the transactions contemplated thereby, including the offer; and

  •
  recommended that Hurray's shareholders accept the offer and tender their Shares in the offer.

        See "Section 11—Background of the Offer; Contacts with Hurray" and "Section 13—The Transaction Documents—The Tender Offer Agreement—Hurray Board Recommendation."

When and how will I be paid for my tendered Shares?

        Subject to the terms and conditions of the offer, we will pay for all Shares that are validly tendered and not withdrawn, promptly after the later of the expiration date of the offer (as it may be extended from time to time) and the satisfaction or waiver of the conditions to the offer set forth in "Section 15—Conditions of the Offer." However, if proration is required, because of the difficulty of determining the number of Shares that are validly tendered and not withdrawn, we do not expect to be able to announce the final results of such proration until at least seven NASDAQ Global Market trading days after the expiration date of the offer (as it may be extended from time to time), and the payment will not be made before such announcement. See "Section 1—Terms of the Offer; Proration".

        We will pay for the ADSs you validly tendered and did not withdraw, subject to proration, by depositing the aggregate purchase price for such ADSs with the ADS Tender Agent, and the ADS Tender Agent will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. If you are a record holder of ADSs, you would receive a check from the ADS Tender Agent for the purchase price for ADSs validly tendered and accepted by us. If you hold your ADSs through a financial institution such as a broker dealer, commercial bank, trust company or other nominee, you will receive the purchase price for validly tendered and accepted ADSs through the Book-Entry Transfer Facility (as defined below) in your account with such financial institution. We will pay for the Shares not represented by ADSs you validly tendered and did not withdraw, subject to proration, by wiring the payment to the bank account you designated in the Share Letter of Transmittal directly. See "Section 2—Acceptance for Payment and Payment for the Shares."

How do I tender Shares represented by ADSs?

        If you desire to tender in the offer all or any portion of the Shares you hold that are represented by ADSs, this is what you must do before the offer expires:

  •
  If you hold your ADSs through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your ADSs for you.

  •
  If you hold ADRs evidencing ADSs in your own name or hold ADSs registered in your name in the DRS, you must complete and sign the enclosed ADS Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the ADRs evidencing your ADSs, if any, and any other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent for the offer. Detailed instructions are contained in the ADS Letter of Transmittal and in "Section 3—Procedures for Tendering Shares."

  •
  If you hold ADSs registered in your name in the DRS registry, you must contact the ADS depositary and have the ADS depositary tender your ADSs and confirm to the ADS Tender Agent that the ADSs have been transferred to the ADS Tender Agent on its registry. In addition, you must submit the enclosed Letter of Transmittal as set forth above.

  •
  If you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, you must tender your ADSs according to the procedure for book-entry transfer described in "Section 3—Procedures for Tendering Shares."

        If you want to tender your ADSs but the ADRs evidencing your ADSs are not immediately available or cannot be delivered to the ADS Tender Agent before the offer expires, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the ADS Tender Agent before the offer expires, you may still tender your ADSs if you comply with the guaranteed delivery procedure described in "Section 3—Procedures for Tendering Shares."

How do I tender my Shares not represented by ADSs?

        If you desire to tender in the offer all or any portion of the Shares you hold that are not represented by ADSs, this is what you must do before the offer expires:

  •
  You must complete and sign the enclosed Share Letter of Transmittal according to its instructions and deliver it, together with any registered share certificates and other documents required by the Share Letter of Transmittal, to the Share Tender Agent for the offer.

        If you want to tender your Shares not represented by ADSs but the share certificates are not immediately available or cannot be delivered to the Share Tender Agent before the offer expires, or your other required documents cannot be delivered to the Share Tender Agent before the offer expires, you may still tender your Shares if you complete and sign the enclosed Notice of Guaranteed Delivery and comply with the guaranteed delivery procedure described in "Section 3—Procedures for Tendering Shares."

        Your tender of Shares not represented by ADSs will not be valid until the Share Tender Agent has confirmed by examining the register of members of Hurray that you are the record holder of the Shares you have tendered.

Until what time can I withdraw tendered Shares?

        You can withdraw some or all of the Shares that you previously tendered in the offer at any time prior to the expiration date of the offer (as it may be extended from time to time). Further, if we have not accepted your Shares for payment by August 14, 2009, you may withdraw them at any time after August 14, 2009. Once we accept your tendered Shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. See "Section 4—Withdrawal Rights."

How do I withdraw tendered Shares represented by ADSs?

        To withdraw Shares represented by ADSs registered in your name, either in the DRS registry or represented by an ADR, you must deliver, prior to the expiration date of the offer (as it may be extended from time to time), a written notice of withdrawal to the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase, or transmit by facsimile the notice of withdrawal to the ADS Tender Agent at (+1 212) 222-4593, while you have the right to withdraw the ADSs. The notice must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from that of the person who tendered such ADSs. In addition, if ADRs evidencing ADSs have been delivered to the ADS Tender Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADRs tendered by an Eligible Institution (as defined in "Section 3—Procedures for Tendering Shares—Signature Guarantees")) must be received by the ADS Tender Agent before the release of such ADRs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the serial number(s) shown on the particular ADRs evidencing the ADSs to be withdrawn. In the case of ADSs tendered by book-entry transfer, tendered ADSs may be withdrawn through the facilities of the Book-Entry Transfer Facility. If you tendered ADSs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the ADSs. See "Section 4—Withdrawal Rights."

How do I withdraw tendered Shares not represented by ADSs?

        To withdraw Shares not represented by ADSs, you must deliver a written notice of withdrawal to the Share Tender Agent at its address set forth on the back cover of this Offer to Purchase or transmit by facsimile the notice to the Share Tender Agent at (+852) 2845-9268, prior to the expiration date of the offer (as it may be extended from time to time). The notice must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares if different from that of the person who tendered such Shares. In addition, if share certificate(s) have been delivered to the Share Tender Agent, such notice must specify the serial number(s) shown on the share certificate(s) to be withdrawn. The notice of withdrawal must be signed by the same person who signed the relevant Share Letter of Transmittal. See "Section 4—Withdrawal Rights."

Can holders of vested stock options participate in the offer?

        The Offer is only for Shares and not for any options to acquire the Shares. If you hold vested but unexercised stock options and you wish to participate in the offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan, and tender any Shares received upon the exercise in accordance with the terms of the offer. See "Section 3—Procedures for Tendering Shares." However, you need to be aware of the additional time that may be required to exercise the stock options and you must validly tender your Shares before the expiration date of the offer (as it may be extended from time to time).

If the offer is consummated, will Hurray continue as a public company?

        Yes. After closing of the offer, we expect that Hurray will continue as a public company. We intend to maintain the listing of Hurray's ADSs on the NASDAQ Global Market and their registration with the SEC. However, we cannot rule out the risk that the offer, if consummated, may cause the public float for ADSs to be so small that there would be no significant public trading market for the ADSs and may result in the ADSs no longer trading on the NASDAQ Global Market or any other national securities exchange or over-the-counter market and Hurray ceasing to make filings with the SEC with respect to the ADSs. See "Section 7—Possible Effect of the Offer on the Market for the ADSs; Stock Exchange Listing; Registration under the Exchange Act; Controlled Company Status; Margin Regulations."

If I decide not to tender, how will the offer affect the Shares?

        The purchase of Shares in the offer could adversely affect the liquidity and market value of the ADSs held by the public. Neither Shanda nor Shanda Music can predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the ADSs or whether it would cause future market prices to be greater or less than the offer price. There is also a risk that the offer, if consummated, may cause the public float for ADSs to be so small that there would be no significant public trading market for the ADSs and may result in the ADSs no longer trading on the NASDAQ Global Market or any other national securities exchange or over-the-counter market, which could adversely affect the market value of the ADSs.

        After the closing of the offer, Shanda, through its direct, wholly owned subsidiary, Shanda Music, will own approximately 51% of the total outstanding Shares of Hurray calculated on a fully diluted basis and be able to control Hurray. As a controlled company, Hurray can be exempt from the requirement that its board of directors be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the compensation committee and the nominating committee of its board of directors. We intend to cause Hurray to elect such controlled company exemptions after the closing of the offer, which could also affect the market value of Hurray's ADSs. In addition, Shanda's voting control after the closing of this offer may cause transactions to occur that might not be beneficial to you as a shareholder, and may prevent transactions that would be beneficial to you. For example, Shanda's voting control may prevent a future transaction involving a change of control of Hurray, including transactions in which you as a shareholder of Hurray might otherwise receive a premium for your securities over the then-current market price. Furthermore, although the Tender Offer Agreement provides that with effect from the closing of the offer, Shanda will cause Hurray to adopt a policy requiring certain significant transactions or series of related transactions between Shanda and its affiliates (other than Hurray and its subsidiaries and variable interest entities (each, a "Subsidiary")), on the one hand, and Hurray and its Subsidiaries, on the other hand, be reviewed and approved by the audit committee of Hurray's board of directors, given Shanda's holding of a controlling interest in Hurray, there is no assurance that such policy will be able to guarantee fairness of all such related party transactions. Any unfairness or perceived unfairness of such related party transactions could also adversely affect the market value of the ADSs. See "Section 7—Possible Effect of the Offer on the Market for the ADSs; Stock Exchange Listing; Registration under the Exchange Act; Controlled Company Status; Margin Regulations."

Are appraisal or dissenter's rights available in connection with the offer?

        No. Appraisal or dissenter's rights are not available in connection with the offer.

If you successfully complete the offer, what will happen to Hurray's board of directors?

        If we successfully complete the offer, under the Tender Offer Agreement, Shanda will become entitled to designate a majority of the members of Hurray's board of directors including each of its committees, subject to requirement of applicable laws and the rules and regulations of the NASDAQ Stock Market. In such case, Hurray has agreed to take all reasonable actions necessary to cause Shanda's designees to be elected or appointed to its board of directors immediately after the closing of the offer, including by seeking and accepting the resignation of incumbent directors. Therefore, if we successfully complete the offer, Shanda will obtain control of Hurray's board of directors immediately thereafter. See "Section 12—Purpose of the Offer; Plans for Hurray; Appraisal Rights."

What is the recent market value of the ADSs?

        On June 5, 2009, the last full trading day before we announced the offer, the closing price of Hurray's ADSs reported on the NASDAQ Global Market was $3.20 per ADS. On June 15, 2009, the last full trading day before the date of this Offer to Purchase, the closing price of Hurray's ADSs reported on the NASDAQ Global Market was $3.80 per ADS. You should obtain current market quotations for ADSs of Hurray before deciding whether to tender your Shares.

What are the income tax consequences of selling my Shares pursuant to the offer?

        In general, your sale of Shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor about the tax consequences to your sale of Shares pursuant to the offer in light of your particular circumstances. In addition, there is uncertainty with regard to PRC income tax in connection with the offer for tendering shareholders who are non-PRC resident enterprise. See "Section 5—Certain Income Tax Considerations."

Who can I talk to if I have questions about the offer?

        You can call MacKenzie Partners, Inc., the information agent for the offer, toll free in the United States at (800) 322-2885, or call collect at (+1 212) 929-5500.

To the Shareholders of the Hurray! Holding Co., Ltd.:

INTRODUCTION

        Shanda Music Group Limited, a British Virgin Islands company ("Shanda Music") and a wholly owned subsidiary of Shanda Interactive Entertainment Limited, a Cayman Islands company ("Shanda"), is offering to purchase 1,155,045,300 ordinary shares, par value $0.00005 per share (the "Shares"), of Hurray! Holding Co., Ltd., a Cayman Islands company ("Hurray"), including Shares represented by American Depositary Shares ("ADSs"), each representing 100 Shares, for $0.04 per Share (equivalent to $4.00 per ADS) (the "Offer Price"), in cash without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal to Tender Ordinary Shares (the "Share Letter of Transmittal") or the Letter of Transmittal to Tender ADSs (the "ADS Letter of Transmittal," collectively with the Share Letter of Transmittal, the "Letters of Transmittal"), as applicable. Such offer, as amended or supplemented from time to time, is referred to hereinafter as the "Offer."

        You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer if you directly tender your Shares to us. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, they may charge you a fee for doing so. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letters of Transmittal (or other applicable form), you may be subject to backup withholding at a rate of 28% on the gross proceeds payable to you. See "Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding." We will pay all charges and expenses of Conyers Dill & Pearman (the "Share Tender Agent"), Citibank, N.A. (the "ADS Transfer Agent") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "Section 17—Fees and Expenses."

        We are making the Offer pursuant to a Tender Offer Agreement dated as of June 8, 2009 (the "Tender Offer Agreement") among Hurray, Shanda and Shanda Music. The Offer is subject to the satisfaction or waiver of certain conditions described in "Section 15—Conditions of the Offer." "Section 13—The Transaction Documents—The Tender Offer Agreement" contains a more detailed description of the Tender Offer Agreement. "Section 5—Certain Income Tax Considerations" describes material U.S. federal income tax consequences of the sale of Shares in the Offer and the potential income tax of the People's Republic of China (the "PRC") that you may be subject to if Hurray is considered a PRC resident enterprise for tax purposes.

        The Board of Directors of Hurray (the "Hurray Board") has unanimously (i) determined that the Tender Offer Agreement and the transactions contemplated thereby, including the Offer, are in the best interests of Hurray and its shareholders and (ii) approved, adopted and declared advisable the Tender Offer Agreement and the transactions contemplated thereby, including the Offer. The Hurray Board recommends that Hurray's shareholders accept the Offer and tender their Shares in the Offer.

        Nomura International (Hong Kong) Limited ("Nomura"), Hurray's exclusive financial advisor, has delivered to the Hurray Board its written opinion to the effect that, as of the date such opinion was delivered, and based upon and subject to the factors and assumptions set forth therein, the $0.04 per Share (equivalent to $4.00 per ADS) in cash to be received by Hurray's shareholders in the Offer pursuant to the Tender Offer Agreement was fair to such shareholders from a financial point of view. The full text of such written opinion containing the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is included with Hurray's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by Hurray with the Securities and Exchange Commission (the "SEC") in connection with the Offer and is being mailed to Hurray's shareholders with this Offer to Purchase.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn, prior to the expiration of the Offer, a number of Shares that (together with any Shares beneficially owned by Shanda or any entity controlled by Shanda) represents at least 51% of the total number of Shares outstanding on a fully diluted basis (the "Minimum Condition"). The Offer is not conditioned upon Shanda or Shanda Music obtaining financing. See "Section 15—Conditions of the Offer."

        For purposes of the Offer, the words "fully diluted," when referring to Shares mean, as of any time, the number of Shares outstanding, together with all Shares that Hurray would be required to issue pursuant to any then-outstanding options, warrants or other rights or other securities convertible into or exercisable or exchangeable for Shares, whether vested or unvested. According to Hurray, as of May 29, 2009, there were outstanding 2,207,291,040 Shares, of which 1,941,057,900 Shares were represented by ADSs, rights to purchase an aggregate of 10,332,800 Shares (none of which were exercisable), and employee stock options to purchase an aggregate of 47,170,700 Shares (all of which were exercisable). As neither Shanda nor any entity controlled by Shanda currently owns any Shares, we anticipate that we would obtain approximately 51% of the total number of Shares outstanding on a fully diluted basis if 1,155,045,300 Shares are validly tendered pursuant to the Offer and not withdrawn.

        The purpose of the Offer is for Shanda, through Shanda Music, to acquire a majority voting interest in Hurray while giving Hurray's shareholders an opportunity to liquidate all or a portion of their Shares at a price that represents a 104% premium over the average closing price of the last 90 calendar days immediately prior to June 8, 2009, the day the Offer was first announced. Upon the date when Shares are first accepted for payment under the Offer (the "Acceptance Date"), Shanda will be entitled to designate a majority of the members of Hurray's board of directors, including each of its committees, subject to requirement of applicable laws and the rules and regulations of the NASDAQ Stock Market. In such case, Hurray has agreed to take all reasonable actions necessary to cause Shanda's designees to be elected or appointed to the Hurray Board in such class of directors as determined by Shanda roughly as proportionate as practical to the current classification of the Hurray Board, including by seeking and accepting the resignation of incumbent directors. Shanda has designated four persons, Tianqiao Chen, Haibin Qu, Grace Wu and Haifa Zhu, who are executive officers of Shanda, to serve as directors of Hurray upon consummation of the Offer. We expect that such representation on the Hurray Board would permit Shanda to exert control over Hurray's conduct of its business and operations.

        The Offer is conditioned upon the fulfillment of the conditions described in "Section 15—Conditions of the Offer." The Offer will expire at 12:01 a.m., New York City time, on July 15, 2009, unless we extend the Offer. However, we may not extend the Offer beyond September 15, 2009 (the "End Date") without the written consent of Hurray.

        THIS OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH OF THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

 THE OFFER

        1.    Terms of the Offer; Proration.    Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for 1,155,045,300 Shares that are validly tendered and not withdrawn in accordance with the procedures set forth in "Section 3—Procedures for Tendering Shares," on or prior to the Expiration Date. "Expiration Date" means 12:01 a.m., New York City time, July 15, 2009, unless extended, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, will expire.

        If more than 1,155,045,300 Shares are validly tendered prior to the Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 1,155,045,300

Shares on a pro rata basis according to the number of Shares validly tendered and not withdrawn prior to the Expiration Date. This means that we will purchase from you a number of Shares calculated by multiplying the number of Shares you validly tendered and did not withdraw by a proration factor. The proration factor will equal to 1,155,045,300 divided by the total number of Shares validly tendered and not withdrawn by all shareholders. We will make certain adjustments to avoid purchases of fractional Shares or ADSs. If less than 1,155,045,300 Shares are validly tendered and not withdrawn prior to the Expiration Date, the Offer will not be consummated, unless we waive the condition with the written consent of Hurray.

        In the event that proration of tendered Shares is required, because of the difficulty of determining the number of ADSs validly tendered and not withdrawn, we do not expect to be able to announce the final results of such proration until at least seven NASDAQ Global Market trading days after the Expiration Date. Preliminary results of such proration will be announced by press release as promptly as practicable after such date. After such preliminary results have been made publicly available, you may obtain such preliminary information from the Information Agent and may be able to obtain such information from your broker, dealer, bank, trust company or other nominee.

        The Offer is subject to the conditions set forth in "Section 15—Conditions of the Offer," which include, among other things, satisfaction of the Minimum Condition. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, promptly after the expiration of the Offer, 1,155,045,300 Shares validly tendered and not withdrawn prior to the Expiration Date. If any condition to the Offer is neither satisfied nor waived on any scheduled Expiration Date, we may extend the Expiration Date for an additional period or periods until all of the conditions are satisfied or waived. Notwithstanding the foregoing, except with the consent of Hurray, we may not extend the Offer beyond the End Date. Under the terms of the Tender Offer Agreement, we may not terminate or withdraw the Offer prior to the Expiration Date other than in connection with the termination of the Tender Offer Agreement. In addition, pursuant to the terms of the Tender Offer Agreement, we may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or governmental authority that is applicable to the Offer. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See "Section 4—Withdrawal Rights."

        In accordance with the Tender Offer Agreement, we reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that Hurray's consent is required for us to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares to be purchased in the Offer, (iv) except as provided in the Tender Offer Agreement or required by the applicable law, extend or otherwise change the expiration date of the Offer, (v) impose conditions to the Offer in addition to those set forth set forth in "Section 15—Conditions of the Offer," or (vi) amend terms and conditions of the Offer in a manner materially adverse to the holders of the Shares.

        If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of ten business days. If, prior to the Expiration Date, Shanda Music increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        Hurray has provided us with its list of shareholders, a list of holders of ADSs and security position listings for the purpose of disseminating the Offer to the shareholders of Hurray. We will send this Offer to Purchase, the related Letters of Transmittal and other related documents to record shareholders, record holders of ADSs and brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the list of shareholders, or the list of record holders of ADSs, if applicable, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the Shares.

        2.    Acceptance for Payment and Payment for Shares.    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for 1,155,045,300 Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "Section 15—Conditions of the Offer."

        We will pay for Shares not represented by ADSs accepted for payment pursuant to the Offer by paying the purchase price for such Shares to the tendering shareholders directly. If you are a record holder of Shares not represented by ADSs, we will wire the payment for the purchase price for the Shares validly tendered and accepted by us to the bank account you designated in the Share Letter of Transmittal. We will pay for Shares represented by ADSs accepted for payment pursuant to the Offer by depositing the aggregate purchase price for such Shares with the ADS Tender Agent. The ADS Tender Agent will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the ADS Tender Agent, our obligation to make such payment will be satisfied, and tendering holders of ADSs must thereafter look solely to the ADS Tender Agent for payment of amounts owed to them by reason of the acceptance for payment of ADSs pursuant to the Offer. If you are a record holder of ADSs, you would receive a check from the ADS Tender Agent for the purchase price for ADSs validly tendered and accepted by us. If you hold your ADSs through a financial institution such as a broker dealer, commercial bank, trust company or other nominee, you will receive the purchase price for validly tendered and accepted ADSs through the Book-Entry Transfer Facility in your account with such financial institution.

        In all cases, payment for Shares represented by ADSs accepted for payment will be made only after timely receipt by the ADS Tender Agent of (i) American Depositary Receipts ("ADRs") evidencing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the ADS Tender Agent's account at the Book-Entry Transfer Facility (as defined in "Section 3—Procedures for

Tendering Shares—Book-Entry Delivery of Shares Represented by ADSs through the Book-Entry Transfer Facility"), or in the case of ADSs registered in your name in the Direct Registration System (the "DRS") of Citibank, N.A., the depositary for the ADSs ("the "ADS Depositary"), transfer of the ADSs to the ADS Tender Agent on the DRS registry), (ii) a properly completed and duly executed ADS Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (as defined in "Section 3—Procedures for Tendering Shares—Book-Entry Delivery of Shares Represented by ADSs through the Book-Entry Transfer Facility") in connection with a book-entry transfer and (iii) any other documents required by the ADS Letter of Transmittal.

        In all cases, payment for Shares not represented by ADSs accepted for payment will be made only after timely receipt by the Share Tender Agent of (i) share certificates evidencing such Shares, if any, (ii) a properly completed and duly executed Share Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, and (iii) any other documents required by the Share Letter of Transmittal.

        For a description of the procedures for tendering Shares pursuant to the Offer, see "Section 3—Procedures for Tendering Shares."

        For purposes of the Offer, we will be deemed to have accepted for payment such number of tendered Shares as we indicate when, as and if we give written notice of our acceptance to the Share Tender Agent and the ADS Tender Agent.

        Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        If we do not accept for payment any tendered Shares represented by ADSs pursuant to the Offer for any reason, or if you submit ADR(s) for more ADSs than tendered or accepted, we will return ADR(s) (or cause the ADS depositary of Hurray to issue new ADR(s)) representing untendered or unpurchased ADSs, without expense to you (or, in the case of ADSs delivered by book-entry transfer into the ADS Tender Agent's account at the Book-Entry Transfer Facility, pursuant to the procedures set forth in "Section 3—Procedures for Tendering Shares," the ADSs will be credited to an account maintained at the Book-Entry Transfer Facility or in the case of ADSs tendered which were registered in your name in the DRS registry, the ADS will be credited to your DRS account), promptly following the expiration, termination or withdrawal of the Offer. If we do not accept for payment any tendered Shares not represented by ADSs pursuant to the Offer for any reason, or if you submit share certificate(s) for more Shares than are tendered or accepted, we will return share certificate(s) (or cause Hurray to issue new share certificate(s)) representing untendered or unpurchased Shares and cause the registrar of Hurray to make the corresponding changes in Hurray's register of members, without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

        3.    Procedures for Tendering Shares.

        Proper Tender of Shares not Represented by ADSs.    In order for you to tender Shares not represented by ADSs in the Offer, (i) the Share Tender Agent must receive the Share Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with the share certificate(s) issued in respect of such Shares, if any, and any other documents that the Share Letter of Transmittal requires, at its address set forth on the back cover page of this Offer to Purchase prior to the expiration of the Offer, or (ii) you must comply with the guaranteed delivery procedures set forth below.

        Proper Tender of Shares Represented by ADSs.    Except as set forth below, in order for you to tender Shares represented by ADSs in the Offer, the ADS Tender Agent must receive the ADS Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees (or an Agent's Message in lieu of the ADS Letter of Transmittal in connection with a book-entry delivery of ADSs through the Book-Entry Facility), and any other documents that the ADS Letter of Transmittal requires, at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, and either (i) you must deliver the ADR(s) representing tendered ADSs to the ADS Tender Agent or you must cause your ADSs to be tendered pursuant to the procedure for book-entry transfer set forth below and the ADS Tender Agent must receive timely confirmation of the book-entry transfer of the ADSs into the ADS Tender Agent's account at the Book-Entry Transfer Facility or you must cause ADSs registered in the DRS registry of the ADS Depositary to be transferred on the DRS registry to the ADS Tender Agent, or (ii) you must comply with the guaranteed delivery procedures set forth below.

        Method of Delivery for Shares.    The method of delivery of Shares, ADSs and all other required documents, including through the Book-Entry Transfer Facility or the DRS registry of the ADS Depositary, is at your election and sole risk, and delivery will be deemed made only when actually received by the Share Tender Agent or ADS Tender Agent, as applicable. If ADRs, share certificates and other documents are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

        Book-Entry Delivery of Shares Represented by ADSs through the Book-Entry Transfer Facility.    The ADS Tender Agent will establish an account with respect to ADSs for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Tender Agent's account in accordance with the procedures of the Book-Entry Transfer Facility. An Agent's Message in lieu of the ADS Letter of Transmittal and any other required documents must be received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any required documents to the Book-Entry Transfer Facility does not constitute delivery to the ADS Tender Agent.

        "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the ADS Tender Agent and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce that agreement against the participant.

        Signature Guarantees.    All signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")) (each, an "Eligible Institution"), unless the ADSs tendered are tendered (i) by a registered holder of ADSs who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the ADS Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the ADS Letter of Transmittal. If an ADR evidencing the ADSs is registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made to, or the ADR for the unpurchased ADSs are to be issued or returned to, a person other than the registered holder, then the tendered ADR for the ADSs must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the ADR or as set forth in the DRS registry, with the signature on the ADR or stock power guaranteed by an Eligible Institution as provided in the ADS Letter of Transmittal. See Instruction 1 of the ADS Letter of Transmittal.

        If the ADRs representing the ADSs are forwarded separately to the ADS Tender Agent, a properly completed and duly executed ADS Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of ADRs for the ADSs.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the ADS Tender Agent or the Share Tender Agent, as applicable, by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with the Offer to Purchase, is either submitted through the Book-Entry Transfer Facility or received by the ADS Tender Agent or the Share Tender Agent, as applicable, by the Expiration Date; and

  •
  (i) in the case of tendering Shares not represented by ADSs, the share certificate(s) for all such tendered Shares, together with a properly completed and duly executed Share Letter of Transmittal (or a manually signed facsimile thereof), and any other required documents, are received by the Share Tender Agent within three NASDAQ Global Market trading days after the date of execution of the Notice of Guaranteed Delivery; or (ii) in the case of tendering ADSs, ADR(s) for all such tendered ADSs (or a confirmation of a book-entry transfer of such ADSs into the ADS Tender Agent's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed ADS Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantee, or an Agent's Message and any other required documents, are received by the ADS Tender Agent within three NASDAQ Global Market trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Share Tender Agent or ADS Tender Agent, as applicable, and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Tender Constitutes an Agreement.    The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letters of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (a) Shares tendered, as applicable, or (b) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        U.S. Federal Income Backup Withholding.    Under the U.S. federal income tax laws, the Share Tender Agent and the ADS Tender Agent generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made pursuant to the Offer unless you provide the Share Tender Agent or the ADS Tender Agent, as applicable, with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the relevant Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8. See Instruction 8 of each of the Share Letter of Transmittal and ADS Letter of Transmittal.

        Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Hurray's shareholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of the Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of the Shares, for any meeting of Hurray's shareholders.

        Determination of Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Shanda Music, Shanda, the Share Tender Agent, the ADS Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the instructions thereto) will be final and binding.

        4.    Withdrawal Rights.    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after August 14, 2009 unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the ADS Tender Agent or the Share Tender Agent, as applicable, may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

        Withdrawal of Shares Represented by ADSs.    For a withdrawal of Shares represented by ADSs which are registered in your name, either in the DRS registry of the ADS Depositary or represented by an ADR, to be effective, a written notice of withdrawal must be received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase, or a facsimile transmitted copy must be received by the ADS Tender Agent at (+1 201) 222-4593, prior to the Expiration Date, which notice must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from that of the person who tendered such ADSs. In addition, if ADR(s) evidencing ADSs have been delivered to the ADS Tender Agent, a signed notice of withdrawal with (except in the case of ADR(s) tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such ADR(s). In addition, such notice must specify, in the case of ADSs tendered by delivery of ADR(s), the serial number(s) shown on the particular ADR(s) evidencing the ADSs to be withdrawn. In the case of ADSs tendered by book-entry transfer, tendered ADSs may be withdrawn through the facilities of the Book-Entry Transfer Facility. If you tendered ADSs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the ADSs.

        Withdrawal of Shares not Represented by ADSs.    For a withdrawal of Shares not represented by ADSs to be effective, a written notice of withdrawal must be received by the Share Tender Agent at its address set forth on the back cover of this Offer to Purchase, or a facsimile copy of the notice must be transmitted to the Share Tender Agent at (+852) 2845-9268, in each case prior to the Expiration Date, which notice must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares if different from that of the person who tendered such Shares. In addition, if share certificate(s) have been delivered to the Share Tender Agent, such notice must specify the serial number(s) shown on the share certificate(s) to be withdrawn. The notice of withdrawal must be signed by the same person who signed the relevant Share Letter of Transmittal.

        General.    Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in "Section 3—Procedures for Tendering Shares" at any time prior to the Expiration Date.

        We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, and such determination will be binding on all shareholders. None of Shanda Music, Shanda, the Share Tender Agent, the ADS Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

        5.    Certain Income Tax Considerations.

        Material U.S. Federal Income Tax Considerations.    The following is a description of the material U.S. federal income tax consequences to the holders described below of tendering Shares or ADSs pursuant to the Offer, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person's decision to tender Shares or ADSs. This discussion applies only to a holder that holds Shares or ADSs as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the holder's particular circumstances, including alternative minimum tax consequences to tendering U.S. Holders (as defined below) and tax consequences applicable to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  persons holding Shares or ADSs as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction;

  •
  U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  entities classified as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt entities, including an "individual retirement accounts" or "Roth IRAs";

  •
  persons that own or are deemed to own ten percent or more of Hurray's voting stock;

  •
  certain U.S. expatriates;

  •
  persons who acquired Shares or ADSs pursuant to the exercise of an employee stock option or otherwise as compensation; or

  •
  persons holding Shares or ADSs in connection with a trade or business conducted outside of the United States.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of tendering Shares or ADSs.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations and the income tax treaty between the United States and the People's Republic of China (the "Treaty"), all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

        Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of tendering Shares or ADSs pursuant to the Offer in their particular circumstances.

        U.S. Holders.    As used herein, a "U.S. Holder" is a holder who is a beneficial owner of Shares or ADSs and is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        Consequences to Tendering U.S. Holders.    Sales of Shares or ADSs by tendering U.S. Holders pursuant to the Offer will be taxable transactions for U.S. federal income tax purposes. In general, a tendering U.S. Holder will recognize capital gain or loss equal to the difference between the U.S. Holder's tax basis in the Shares or ADSs and the amount of cash received in exchange therefor. The capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Shares or ADSs for more than one year. The U.S. Holder's holding period must be determined separately with respect to each block of tendered Shares or ADSs that had been acquired by the U.S. Holder at different times. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

        As described in "Certain PRC Income Tax Issue" below, if Hurray were deemed to be a PRC tax resident, gains from dispositions of Hurray's Shares may be subject to PRC income tax. A U.S. Holder that is eligible for benefits under the Treaty may be able to elect to treat any gain that is subject to PRC income tax as foreign-source gain for foreign tax credit purposes. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the Treaty and the creditability of any PRC taxes on disposition gains in their particular circumstances.

        Information Reporting and Backup Withholding.    Payments of cash in consideration for the tendered Shares or ADSs that are made within the United States or through certain U.S.-related financial intermediaries (such as payments made by the ADS Tender Agent) generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

        The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service ("IRS").

        Non-U.S. Holders.    As used herein, a "Non-U.S. Holder" is a beneficial owner of Shares or ADSs and is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale of Shares or ADSs pursuant to the Offer, unless the gain is (i) recognized by a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the sale and meets certain other conditions or (ii) effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if an applicable income tax treaty applies, is attributable to the Non-U.S. Holder's permanent establishment in the United States). Non-U.S. Holders whose gain is described in (i) or (ii) above should consult their own tax advisers with respect to the U.S. federal income tax consequences of tendering Shares or ADSs (including in the case of (ii) the possible imposition of a 30% branch profits tax).

        Information Reporting and Backup Withholding.    Payments of cash in consideration for the tendered Shares or ADSs that are made within the United States or through certain U.S.-related financial intermediaries (such as payments made by the ADS Tender Agent) may be subject to information reporting and backup withholding unless (i) the Non-U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the Non-U.S. Holder certifies on the applicable IRS Form W-8 (generally IRS Form W-8BEN) that it is not a United States person. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

        Certain PRC Income Tax Issue.    Under the new PRC Enterprise Income Tax Law that took effect on January 1, 2008 (the "New EIT Law"), enterprises established outside of China whose "de facto management bodies" are located in China are considered "resident enterprises." The State Council of the PRC has promulgated implementation rules for the New EIT Law which defines "de facto management body" as an organization that exercises substantial and overall management and control over an enterprise's manufacturing or business operation, finance and property. The New EIT Law has only recently been implemented and the tax authorities in the PRC may be inconsistent in their interpretation of such terms as "de facto management bodies." Hurray has advised us that it believes it is not a PRC resident enterprise under the New EIT Law. Therefore, we do not intend to withhold PRC income tax from payments to you pursuant to the Offer. However, if the PRC tax authorities reach a conclusion different from Hurray's and consider Hurray to be a PRC resident enterprise for tax purposes, then gains realized from the sale of Shares pursuant to the Offer by shareholders of Hurray who are non-PRC resident enterprises may be regarded as China-sourced income and as a result be subject to PRC income tax at a rate up to 10.0%.

        6.    Price Range of ADSs; Dividends.    The ADSs (each representing 100 Shares) are listed and traded on the NASDAQ Global Market under the symbol "HRAY." The following table sets forth for the periods indicated the high and low sales prices per ADS on the NASDAQ Global Market, as reported in Hurray's Annual Report on Form 20-F for the year ended December 31, 2007, and thereafter as reported in published financial sources:

	High	Low
2007
First Quarter	$6.53	$4.85
Second Quarter	$5.62	$4.36
Third Quarter	$6.04	$3.32
Fourth Quarter	$6.04	$3.05
2008
First Quarter	$4.21	$2.36
Second Quarter	$3.30	$2.61
Third Quarter	$3.19	$2.21
Fourth Quarter	$2.75	$1.08
2009
First Quarter	$2.04	$0.93
Second Quarter (through June 15)	$3.87	$1.28

        On June 5, 2009, the last full trading day before we announced the Offer, the reported closing sales price per ADS on the NASDAQ Global Market was $3.20 in published financial sources. Between January 1, 2009 and June 15, 2009, the closing sales price per ADS on the NASDAQ Global Market ranged between $0.93 and $3.87. On June 15, 2009, the last full trading day before the date of this Offer to Purchase, the reported closing price per ADS on the NASDAQ Global Market was $3.80. Before deciding whether to tender, you should obtain a current market quotation for the ADSs.

        Hurray has advised us that it has not declared nor paid any dividends to its shareholders during the last two years. Under the terms of the Tender Offer Agreement, Hurray is not permitted to declare or pay any dividends with respect to the Shares prior to the close of the Offer without the prior written consent of Shanda Music (such consent not to be unreasonably withheld). If we acquire control of Hurray, we currently have no plan for Hurray to declare or pay any dividends on the Shares.

        7.    Possible Effects of the Offer on the Market for the ADSs; Stock Exchange Listing; Registration under the Exchange Act; Controlled Company Status; Margin Regulations.

        Possible Effects of the Offer on the Market for the ADSs.    The purchase of Shares represented by ADSs in the Offer will reduce the number of ADSs that might otherwise trade publicly. As a result, the purchase of Shares represented by ADSs in the Offer could adversely affect the liquidity and market value of the remaining ADSs held by the public. We cannot predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the ADSs or whether it would cause future market prices to be greater or less than the Offer Price.

        We do not expect the consummation of the Offer to affect the listing of the ADSs on the NASDAQ Global Market, as we are offering to purchase only 1,155,045,300 Shares while Hurray had 1,941,057,900 Shares represented by ADSs outstanding as of May 29, 2009. However, we cannot rule out the risk that the purchase of Shares represented by ADSs in the Offer might cause the public float for ADSs to be so small that there would be no significant public trading market for the ADSs and might result in the ADSs no longer trading on NASDAQ Global Market or any other national securities exchange or over-the-counter market, which could adversely affect the market value of the ADSs and the Shares. In addition, with effect from the closing of the Offer, Shanda, through its direct, wholly owned subsidiary, Shanda Music, will own approximately 51% of the total outstanding Shares of Hurray calculated on a fully diluted basis. Pursuant to the Tender Offer Agreement, after the closing of the Offer, Shanda will become entitled to designate a majority of the members of the Hurray Board, enabling it to exert control over Hurray's business. See "Controlled Company Status" below. Such controlled company status could also affect the market value of the ADSs and the Shares. In addition, Shanda's voting control after the closing of this Offer may cause transactions to occur that might not be beneficial to you as a shareholder, and may prevent transactions that would be beneficial to you. For example, Shanda's voting control may prevent a future transaction involving a change of control of Hurray, including transactions in which you as a shareholder of Hurray might otherwise receive a premium for your securities over the then-current market price. Furthermore, although the Tender Offer Agreement provides that with effect from the closing of the Offer, Shanda will cause Hurray to adopt a policy requiring certain significant transactions or series of related transactions between Shanda and its affiliates (other than Hurray and its subsidiaries and variable interest entities (each, a "Subsidiary")), on the one hand, and Hurray and its Subsidiaries, on the other hand, to be reviewed and approved by the audit committee of Hurray, given Shanda's holding of a controlling interest in Hurray, there is no assurance that such policy will be able to guarantee the fairness of all such related party transactions. Any unfairness or perceived unfairness of such related party transactions could also adversely affect the market value of the ADSs and the Shares.

        Stock Exchange Listing.    We do not intend to seek the delisting of the ADSs from the NASDAQ Global Market, and we do not expect that the consummation of the Offer would affect the listing of the ADSs on the NASDAQ Global Market. However, we cannot rule out the risk that after the consummation of the Offer, the ADSs may no longer meet the published guidelines for continued listing on the NASDAQ Global Market.

        According to the NASDAQ published guidelines, for the ADSs to be able to continue to be listed on the NASDAQ Global Market, one of the following three quantitative listing requirements must be met:

  (1)
  under the equity standard, (i) stockholder's equity of Hurray must be over $10 million; (ii) there must be over 750,000 publicly held ADSs (excluding any ADSs held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total outstanding Shares); (iii) the aggregate market value of all publicly held ADSs must be over $5 million; (iv) the bid price must be over $1; (v) there must be over 400 shareholders of Hurray; and (vi) there must be at least two market makers for the ADSs;

  (2)
  under the market value standard, (i) the market value of the listed ADSs must be over $50 million; (ii) there must be over 1.1 million publicly held ADSs (excluding any ADSs held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total outstanding Shares); (iii) the aggregate market value of all publicly held ADSs must be over $15 million; (iv) the bid price must be over $1; (v) there must be over 400 shareholders of Hurray; and (vi) there must be at least four market makers for the ADSs; and

  (3)
  under the total assets/total revenue standard, (i) the total assets and total revenue (in the latest fiscal year or in two of the last three fiscal years) of Hurray must each be at least $50 million; (ii) there must be over 1.1 million publicly held ADSs (excluding any ADSs held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total outstanding Shares); (iii) the aggregate market value of all publicly held ADSs must be over $15 million; (iv) the bid price must be over $1; (v) there must be over 400 shareholders of Hurray; and (vi) there must be at least four market makers for the ADSs.

        If, following the purchase of Shares represented by ADSs in the Offer, Hurray no longer meets any of these standards, the quotations for Hurray's ADSs on the NASDAQ Global Market could be discontinued. If the NASDAQ Global Market ceases to publish quotations for the ADSs, it is possible that the ADSs would continue to trade on another market or securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the ADSs and the availability of such quotations would depend, however, upon such factors as the number of holders and/or the aggregate market value of the publicly held ADSs at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration of the ADSs under the Exchange Act, and other factors.

        Registration under the Exchange Act.    The Shares and ADSs are currently registered under the Exchange Act and we do not expect that the consummation of the Offer will affect the registration of the Shares and ADSs. However, if after the closing of the Offer, the ADSs become delisted from the NASDAQ Global Market and there are fewer than 300 record holders of the ADSs, such registration may be terminated upon application by Hurray to the SEC. Termination of the registration of the Shares and ADSs under the Exchange Act, assuming there are no other securities of Hurray subject to registration, would substantially reduce the information required to be furnished by Hurray to its shareholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to Hurray. Furthermore, "affiliates" of Hurray and persons holding "restricted securities" of Hurray may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If the registration of the Shares and ADSs under the Exchange Act were terminated, the ADSs would no longer be "margin securities" or eligible for stock exchange listing.

        Controlled Company Status.    After the closing of the Offer, Hurray would be eligible to and could elect "controlled company" status pursuant to Rule 5615(C)(2) of the NASDAQ Marketplace Rules, and be exempt from the requirement that the Hurray Board be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the compensation committee and the nominating committee of the Hurray Board. We intend to cause Hurray to elect such controlled company exemptions after the closing of the Offer. Pursuant to the Tender Offer Agreement, after the closing of the Offer, Shanda will become entitled to designate a majority of the members of the Hurray Board and Hurray will take all reasonable actions necessary to cause Shanda's designees to be elected or appointed to the Hurray Board in such class of directors as determined by Shanda roughly as proportionate as practicable to the Hurray Board's current classification, including by seeking and accepting resignations of incumbent directors, provided that each such designee is qualified to be a director under applicable laws and rules and regulations of the NASDAQ Stock Market (the "NASDAQ Rules"). At such time, subject to the requirements of applicable laws and the NASDAQ Rules, Hurray agrees to cause individuals designated by Shanda to constitute a majority of the members of (a) each committee of the Hurray Board and (b) as requested by Shanda, each board of directors of each Subsidiary of Hurray (and each committee thereof). Therefore, if we successfully complete the Offer, Shanda will obtain control of Hurray immediately thereafter.

        Hurray has advised Shanda Music that it is a foreign private issuer. As a foreign private issuer, Hurray may currently be eligible under the NASDAQ Rules to qualify for an exemption from certain of the requirements that its board of directors be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating Committee of the Hurray Board. Hurray has advised Shanda Music that it has not sought such exemption.

        Margin Regulations.    The ADSs are currently "margin securities" under the regulations of the Board of Governors of the United States Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using the ADSs as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of ADSs pursuant to the Offer, the ADSs might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for extensions of credit by brokers.

        8.    Certain Information Concerning Hurray.    Hurray is a company incorporated with limited liability under the laws of the Cayman Islands, with principal executive offices at 15/F, Tower B, Gateway Plaza, No. 18 Xia Guang Li, East Third Ring, Chaoyang District, Beijing 100027, People's Republic of China. The telephone number of Hurray's principal executive offices is (+86 10) 8455 5566.

        The following description of Hurray and its business is provided by Hurray, and we do not take any responsibility for the accuracy or completeness of such information.

        Hurray is an online distributor of music and music-related products such as ringtones, ringbacktones, and truetones to mobile users in China through the full range of wireless value-added service ("WVAS") platforms for over mobile networks and through the Internet. Hurray also provides a wide range of other WVAS to mobile users in China, including games, pictures and animation, community, and other media and entertainment services. Hurray also engages in artist development, music production, offline distribution and event organization in China through its affiliated music companies.

        Traditionally, Hurray focused on marketing directly through mobile operator provided services such as short messaging services and wireless application protocol services. Due to regulatory and policy changes by the Ministry of Industry and Information Technology and the telecom operators, operator channels have become increasingly unavailable and subject to sudden changes in policies by the telecom operators. Accordingly, since 2005, Hurray has diversified its marketing and promotion channels and developed direct media advertising, Internet marketing alliances and handset vendor partnerships, as well as offline channels such as record stores. Currently, Hurray provides services through two major business lines: WVAS and Music and Artist Agency.

        Additional Information.    Hurray has advised us that it is a foreign private issuer and, therefore, it is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and, in accordance with these requirements, files reports and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Hurray's filings are also available to the public from commercial document retrieval services and at the SEC's Web site at http://www.sec.gov.

        9.    Certain Information Concerning Shanda Music and Shanda.    We are a company incorporated with limited liability under the laws of the British Virgin Islands on May 14, 2009, with principal executive offices at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, People's Republic of China. The telephone number of our principal executive offices is (+86 21) 5050 4740. To date, we have engaged in no activities other than those incidental to our formation, entry into the Tender Offer Agreement and the commencement of the Offer. We are a wholly owned subsidiary of Shanda.

        Shanda is a company incorporated with limited liability under the laws of the Cayman Islands on November 17, 2003, with principal executive offices at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, People's Republic of China. The telephone number of Shanda's principal executive offices is (+86 21) 5050 4740.

        Shanda is a leading interactive entertainment media company in China. Shanda offers a portfolio of diversified entertainment content including some of the most popular massively multi-player online role-playing games and advanced casual online games in China, as well as online chess and board games, e-sports game platform and a variety of cartoons, literature works and music. Shanda's interactive entertainment platform attracts a large and loyal user base, with more and more home users. Each user can interact with thousands of other users and enjoy the interactive entertainment content that Shanda provides.

        The name, business address, current principal occupation or employment, employment history and citizenship of each director and executive officer of Shanda and Shanda Music and certain other information are set forth on Schedule I to this Offer to Purchase.

        Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Shanda Music, Shanda and, to the knowledge of Shanda Music and Shanda, the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Shanda Music, Shanda or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Hurray; (ii) none of Shanda Music, Shanda and, to the knowledge of Shanda Music and Shanda, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Hurray during the past 60 days; (iii) none of Shanda Music, Shanda and, to the knowledge of Shanda Music and Shanda, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Hurray (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Shanda Music, Shanda, their Subsidiaries or, to the knowledge of Shanda Music and Shanda, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Hurray or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Shanda Music, Shanda, their Subsidiaries or, to the knowledge of Shanda Music and Shanda, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Hurray or any of its Subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Shanda Music, Shanda and, to the knowledge of

Shanda Music and Shanda, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Shanda Music, Shanda and, to the knowledge of Shanda Music and Shanda, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        Additional Information.    Shanda is a foreign private issuer and is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and, in accordance with these requirements, files reports and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Shanda's filings are also available to the public from commercial document retrieval services and at the SEC's Web site at http://www.sec.gov.

        10.    Source and Amount of Funds.

        We will need approximately $46.2 million to purchase 1,155,045,300 Shares pursuant to the Offer. Shanda will provide us with sufficient funds to satisfy these obligations. Closing of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

        11.    Background of the Offer; Contacts with Hurray.

        As part of the continuous evaluation of its business and plans, Shanda regularly considers a variety of strategic options and transactions. In recent years, as part of this process, Shanda has evaluated various alternatives for expanding its digital music businesses, including through strategic alliances and acquisitions.

        In November and December 2008, Shanda and Hurray commenced discussions on possible joint business development opportunities. In December 2008, Shanda and Hurray entered into an agreement under which Shanda would use Hurray's wireless distribution platform to distribute some of Shanda's literature content. Subsequently, in January and February 2009, senior management of Shanda and Hurray held periodic informal discussions about the possibility of exploring various strategic opportunities, which included the sale of Hurray's share capital.

        On April 2, 2009, China eCapital, a boutique investment bank in China, contacted Tianqiao Chen, Chairman and Chief Executive Officer of Shanda, with regard to a possible acquisition of Hurray by Shanda.

        On April 6, 2009, Shanda orally engaged China eCapital as its financial advisor with respect to the potential transaction with Hurray. On the same day, Tianqiao Chen, through China eCapital, communicated to Hurray's Chairman, Qindai Wang, of Shanda's preliminary interest in potentially pursuing a public tender offer for 51% of Hurray's outstanding Shares at an indicative price of $0.036 per share (equivalent to $3.6 per ADS).

        On April 7, 2009, Tianqiao Chen, through China eCapital, communicated to Qindai Wang that after further consideration, Shanda may also consider potentially increasing the size of its tender offer to a higher percentage of Hurray's outstanding Shares but at a lower price per Share than it indicated earlier, subject to performing a satisfactory due diligence investigation of the Company and subject to further discussion, negotiation and agreement on the terms and conditions of any proposed transaction.

        On April 12, 2009, Shanda formally appointed China eCapital as its financial advisor with respect to the possible transaction with Hurray.

        On April 13, 2009, Shanda delivered a non-binding indicative proposal to the Hurray Board regarding its interest in potentially acquiring 51% of Hurray's outstanding Shares at an indicative price of $0.036 per Share (equivalent to $3.60 per ADS) through a public all-cash tender offer, subject to completion of due diligence to the satisfaction of Shanda. The proposal was generally non-binding but included a binding provision which, if accepted by Hurray, would require Hurray to commit to negotiate exclusively with Shanda during the 45-day period following Hurray's signing of the proposal.

        On April 14, 2009, the Hurray Board held a meeting through teleconference, with the presence of Hurray's outside legal counsel, Morrison & Foerster. In the meeting, Hurray Board voted unanimously to seriously consider Shanda's proposal and proceed with negotiations with Shanda. After the board meeting, Qindai Wang had a telephone conversation with Tianqiao Chen, during which Mr. Wang asked Mr. Chen to consider increasing the size of its tender offer to a higher percentage of Hurray's outstanding Shares, purchase price per Share and structural protections for holders of Shares not purchased by Shanda.

        On April 16, 2009, Tianqiao Chen met with Qindai Wang and Robert Mao, an independent board member of Hurray, in Beijing and discussed the proposed transaction.

        From April 14 to April 18, 2009, senior management of Shanda and Hurray engaged in a series of telephone conversations during which they discussed their overall vision for Hurray's business following the proposed transaction as well as the possible deal structure and terms.

        On April 19, 2009, Shanda, through China eCapital, submitted a revised non-binding proposal to the Hurray Board. The proposal was for Shanda to acquire, through a cash tender offer at an indicative price of $0.0348 per Share (equivalent to $3.48 per ADS), a number of Hurray's outstanding Shares equal to the larger of (i) 75% of all of Hurray's outstanding Shares on a fully diluted basis and (ii) the maximum number of Hurray's outstanding Shares without resulting in failure by Hurray to meet the continued listing requirements of the NASDAQ Global Market. The proposal retained the binding 45-day exclusivity provision.

        On April 22, 2009, Shanda and Hurray signed a letter of intent (the "Letter of Intent") with a preliminary term sheet. The Letter of Intent included, among other things, the above-mentioned binding exclusivity obligations and granted Shanda the right to conduct a due diligence review of the Company and complete documentation during the 45-day exclusivity period. The term sheet set forth the non-binding indicative terms proposed by Shanda, namely, an acquisition by Shanda of a number of Hurray's outstanding Shares equal to the larger of (i) 75% of all of Hurray's outstanding Shares calculated on a fully diluted basis and (ii) the maximum number of Hurray's outstanding Shares without resulting in failure by Hurray to meet the continued listing requirements of the NASDAQ Global Market, through a cash tender offer at a price of $0.0348 per Share (equivalent to $3.48 per ADS).

        On April 24, 2009, Shanda and Hurray entered into a Confidentiality Agreement.

        From April 27 to May 3, 2009, Shanda, PricewaterhouseCoopers and China eCapital conducted on-site legal, financial and business due diligence on Hurray in a hotel in Beijing near Hurray's headquarters. During this period, representatives from Shanda, PricewaterhouseCoopers, and China eCapital met with representatives of Hurray to discuss the current financial and operating conditions of Hurray as well as its future restructuring plans.

        On May 6, 2009, Tianqiao Chen and Grace Wu, Chief Financial Officer of Shanda, had a teleconference with Qindai Wang and Robert Mao. China eCapital also participated in the teleconference. During the teleconference, Mr. Chen asked Hurray to consider granting Shanda a top-up option by which in the event the total number of Shares successfully tendered fell short of 51% of the outstanding Shares on a fully diluted basis, Hurray would be required to issue to Shanda a certain number of new Shares at the same price to allow Shanda to obtain a 51% ownership on a fully diluted basis.

        On May 7, 2009, Qindai Wang and Robert Mao had a telephone conversation with Tianqiao Chen, during which Messrs. Wang and Mao informed Mr. Chen that the Hurray Board, after discussion with Morrison & Foerster, could not recommend a top-up option as suggested by Mr. Chen the previous day.

        From May 7 to May 11, 2009, Tianqiao Chen had a series of telephone conversations with Qindai Wang and Robert Mao to discuss the possible deal structure and transaction timetable.

        On May 11, 2009, Shanda held a board meeting at which China eCapital and PricewaterhouseCoopers presented their initial due diligence findings on Hurray. Shanda's board of directors voted to authorize Shanda to acquire a number of Hurray Shares not lower than 50% of the outstanding Hurray Shares and not more than the number which would result in failure by Hurray to meet the NASDAQ listing requirements, through a possible tender offer at a price between $3.50 and $4.00 per ADS.

        On May 19, 2009, Davis Polk & Wardwell, Shanda's outside legal counsel, circulated for discussion purposes non-binding draft term sheets setting forth certain terms relating to the proposed tender offer to Morrison & Foerster.

        On May 26, 2009, Davis Polk & Wardwell circulated for discussion purposes drafts of a Tender Offer Agreement and a Tender Support Agreement relating to the proposed tender offer to Morrison & Foerster.

        During the week of May 25, 2009, Grace Wu was contacted by Nomura on several occasions to discuss and negotiate certain key terms of the proposed transaction.

        From May 21 to June 8, 2009, representatives from Shanda and representatives from Hurray, together with representatives from Davis Polk & Wardwell, Morrison & Foerster and Nomura when necessary, engaged in extensive negotiations of the proposed terms of the draft Tender Offer Agreement, other than the offer size, price and other economic terms. During this period, Shanda withdrew its request that certain major shareholders of Hurray enter into any tender support agreements with Shanda.

        On June 6 through June 8, 2009, representatives from Shanda and Hurray engaged in extensive negotiations on the proposed size and price of the tender offer.

        On June 8, 2009, Shanda and Hurray reached an agreement, subject to approval by the Hurray Board, for Shanda and Shanda Music to offer to purchase 51% of Hurray's outstanding Shares on a fully diluted basis at $0.04 per Share (equivalent to $4.00 per ADS), as well as on the other terms of the Tender Offer Agreement.

        On June 8, 2009, the Hurray Board held a meeting, during which Nomura made a presentation to the Hurray Board and delivered to the Hurray Board the opinion that the proposed price of $0.04 per Share was fair to the Hurray shareholders from a financial point of view. The Hurray Board unanimously approved the Tender Offer Agreement.

        On June 8, 2009, Shanda and Hurray signed the Tender Offer Agreement and issued a press release announcing the execution of the Tender Offer Agreement. Each of Shanda and Hurray also made their respective filings to the SEC in relation thereto on the same day.

        12.    Purpose of the Offer; Plans for Hurray; Appraisal Rights.

        Purpose of the Offer; Plans for Hurray.    The purpose of the Offer is to enable Shanda to acquire a controlling stake in Hurray while giving Hurray's shareholders an opportunity to liquidate all or a portion of their Shares at a price that represents a 104% premium over the average closing price of the last 90 calendar days immediately prior to June 8, 2009, the day the Offer was first announced.

        Under the Tender Offer Agreement, upon the consummation of the Offer, Shanda will be entitled to designate a majority of the members of the Hurray Board, each of the committees of the Hurray Board and the board of directors of each of Hurray's Subsidiaries. Shanda has designated four persons, Tianqiao Chen, Haibin Qu, Grace Wu and Haifa Zhu, who are executive officers of Shanda, to serve as directors of Hurray upon consummation of the Offer. We expect that such representation on the Hurray Board would permit Shanda to control Hurray's conduct of business and operations. See "Section 13—The Transaction Documents—The Tender Offer Agreement—Directors." Shanda currently intends to maintain Hurray's listing on the NASDAQ Global Market and currently has no intention to acquire any additional equity interest in Hurray after the completion of this Offer.

        Except as otherwise provided herein, it is expected that, initially following the Offer, the business and operations of Hurray will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Shanda believes that Shanda's user base, resources and platform will facilitate the continued execution of Hurray's business strategies. Shanda intends to conduct a comprehensive review of Hurray's business, operations, capitalization and management with a view to optimizing development of Hurray's potential in conjunction with Shanda's business, and to take such actions or effect such changes as it deems desirable. Such changes could include changes in Hurray's corporate structure, capitalization, management or personnel as well as integration of Hurray's business with certain related businesses of Shanda.

        Appraisal Rights.    No appraisal or dissenter's rights are available to holders of Shares, including Shares represented by ADSs, in connection with the Offer.

        13.    The Transaction Documents.

        The Tender Offer Agreement.    The following summary description of the Tender Offer Agreement is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is included as an exhibit to the Tender Offer Statement on Schedule TO, which you may examine and copy as set forth in "Section 8—Certain Information Concerning Hurray" above. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Tender Offer Agreement and is not intended to modify or supplement any factual disclosures about Hurray or Shanda in Hurray's or Shanda's public reports filed with the SEC. In particular, the Tender Offer Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Hurray or Shanda. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which Shanda Music may have the right not to consummate the Offer, or a party may have the right to terminate the Tender Offer Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders.

        The Offer.    The Tender Offer Agreement provides for the making of the Offer by Shanda Music as promptly as practicable, but in no event later than June 17, 2009. Shanda Music's obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the

Minimum Condition and the satisfaction of the other conditions set forth in "Section 15—Conditions of the Offer." The Tender Offer Agreement provides that each of Hurray's shareholders that tenders Shares in the Offer will receive $0.04 for each Share tendered, payable to the seller in cash, without interest. The Tender Offer Agreement provides that the Offer may not be terminated prior to the Expiration Date unless the Tender Offer Agreement is terminated in accordance with its terms. Shanda Music further agrees that, without the prior written consent of Hurray, it will not:

  •
  decrease the Offer Price;

  •
  change the form of consideration payable in the Offer;

  •
  decrease the number of Shares to be purchased in the Offer;

  •
  except as provided in the Tender Offer Agreement or required by the applicable law, extend or otherwise change the expiration date of the Offer;

  •
  impose conditions to the Offer in addition to those set forth set forth in "Section 15—Conditions of the Offer;" or

  •
  amend terms and conditions of the Offer in a manner materially adverse to the holders of the Shares.

        Extensions of the Offer.    Shanda Music may extend the Offer, without the consent of Hurray, from time to time if, at the scheduled or extended expiration date of the Offer, any of the Offer conditions have not been satisfied or waived, until such Offer conditions are satisfied or waived, provided that except with the consent of Hurray, Shanda Music may not extend the Offer beyond the End Date. Shanda Music may also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by applicable law.

        The Tender Offer Agreement obligates Shanda Music, subject to applicable securities laws and the satisfaction of the conditions set forth in "Section 15—Conditions of the Offer," to accept for payment and pay for, promptly after the expiration of the Offer, 1,155,045,300 Shares validly tendered and not withdrawn pursuant to the Offer.

        Directors.    The Tender Offer Agreement provides that upon the Acceptance Date, Shanda will be entitled to designate a majority of the members of the Hurray Board. Hurray is required to take all reasonable actions necessary to cause Shanda's designees to be elected or appointed to the Hurray Board in such class of directors as determined by Shanda roughly as proportionately as practicable to the Hurray Board's current classification, including by seeking and accepting resignations of incumbent directors, provided that each such designee is qualified to be a director under applicable laws and the NASDAQ Rules. Hurray agrees to, at such time, subject to requirements by the applicable laws and the NASDAQ Rules, cause individuals designated by Shanda to constitute a majority of the members of (a) each committee of the Hurray Board and (b) as requested by Shanda, each board of directors of each Subsidiary of Hurray (and each committee thereof).

        Representations and Warranties.    In the Tender Offer Agreement, Hurray has made customary representations and warranties to Shanda and Shanda Music, including representations relating to its corporate existence and power, corporate authorization, governmental authorization, non-contravention, capitalization, subsidiaries, SEC filings and compliance with the Sarbanes-Oxley Act of 2002, financial statements, disclosure documents in connection with the Offer, books and records, absence of certain changes, no undisclosed material liabilities, compliance with laws and court orders, litigation, properties, intellectual property, taxes, employees and labor relations, environmental matters, material contracts, related party transactions, finders' fees, expenses, opinion of financial advisor, and general provisions. Shanda and Shanda Music have made customary representations and warranties to Hurray with respect to their corporate existence and power, corporate authorization, governmental authorization, non-contravention, disclosure documents in connection with the Offer, finders' fees, financing of the transactions contemplated by the Tender Offer Agreement, Shanda Music's operations, ownership of Hurray Shares and litigation.

        The representations and warranties will not survive the closing of the Offer.

        Operating Covenants.    Pursuant to the Tender Offer Agreement, from the date of the Tender Offer Agreement until the earlier of the closing date of the Offer and the termination of the Tender Offer Agreement, Hurray will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable best efforts to (i) preserve intact its business organization, (ii) maintain in effect all of its domestic or foreign national, provincial and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, and (iv) maintain current relationships with its customers, lenders, suppliers and others having material business relationships with it.

        The Tender Offer Agreement also contains specific restrictive covenants as to certain impermissible activities of Hurray, which provide that, except as expressly permitted by any other provision of the Tender Offer Agreement, Hurray will not, and will not permit any of its Subsidiaries to (in each case unless required by applicable law), from the date of the Tender Offer Agreement until the closing of the Offer, without the prior written consent of Shanda Music (such consent not to be unreasonably withheld or delayed):

  (a)
  amend its memorandum and articles of association or other similar organizational documents;

  (b)
  (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, share or property or any combination thereof) in respect of its capital shares except for dividends by any of its wholly owned subsidiaries, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Hurray ("Hurray Securities") or those of its Subsidiaries ("Hurray Subsidiary Securities");

  (c)
  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Hurray Securities or Hurray Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of any option or other rights to purchase Shares, in each case, outstanding under any employee stock option or compensation plan or arrangement of Hurray (a "Hurray Stock Option") that are outstanding on the date of the Tender Offer Agreement in accordance with the terms of those options on the date of the Tender Offer Agreement and (B) any Hurray Subsidiary Securities to Hurray or any wholly owned subsidiary of Hurray or (ii) amend any term of any Hurray Security or any Hurray Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

  (d)
  incur any capital expenditures or any obligations or liabilities in respect thereof, except for any capital expenditures and such obligations and liabilities not to exceed $50,000 per month individually or $200,000 per month in the aggregate in the ordinary course of business consistent with past practice;

  (e)
  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than acquisitions of assets, securities, properties or interests in the ordinary course of business of Hurray and its Subsidiaries in a manner that is consistent with past practice that do not constitute the acquisition of a business or of a controlling interest in any person;

  (f)
  sell, lease or otherwise transfer, or create or incur any lien on, any of Hurray's or its Subsidiaries' assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments, (ii) sale, transfer, lease or license of properties or assets (including intellectual property) in the ordinary course of business consistent with past practice, (iii) any such transaction among Hurray and its wholly owned subsidiaries, or (iv) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25,000 per month individually or $50,000 per month in the aggregate;

  (g)
  adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Hurray or any of its Subsidiaries;

  (h)
  other than in connection with actions permitted by paragraphs (d) and (e) above, make any loans, advances or capital contributions to, or investments in, any other person (other than from Hurray or any wholly owned subsidiary of Hurray or any variable interest entity, as the case may be, to Hurray or any other wholly owned subsidiary of Hurray or any other variable interest entity), other than in the ordinary course of business consistent with past practice;

  (i)
  create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, in each case having a principal amount greater than $100,000;

  (j)
  enter into, amend, modify in any material adverse respect (as to Hurray or any of its Subsidiaries or Shanda or any of its Subsidiaries after the closing date of the Offer), or terminate any material contract or otherwise waive, release or assign any material rights, claims or benefits of Hurray or any of its Subsidiaries;

  (k)
  (i) with respect to any director, officer or employee of Hurray or any of its Subsidiaries, (A) grant or increase any severance or termination pay (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), in each case except in the ordinary course of business consistent with past practice, (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, or (iv) increase compensation, bonus or other benefits payable to any employee of Hurray or any of its Subsidiaries, except for increases in the ordinary course of business consistent with past practice;

  (l)
  forgive any material loans to its directors, officers, employees or any of their respective affiliates;

  (m)
  change Hurray's methods of accounting, except as required by concurrent changes in U.S. GAAP or in Regulation S-X of the Exchange Act or by a governmental authority or by applicable law, as agreed to by its independent public accountants;

  (n)
  settle, or agree to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Hurray or any of its Subsidiaries, (ii) any shareholder litigation or dispute against Hurray or any of its officers or directors, or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

  (o)
  make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any agreement with a taxing authority, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability, other than in the ordinary course of business consistent with past practice;

  (p)
  make any change to its provision policies, fail or delay to make any provisions in compliance with its provision policies, fail to conduct any goodwill impairment test, or make any provisions in violation of U.S. GAAP or not in good faith;

  (q)
  take any action that is intended or would reasonably be expected to result in any of the Offer conditions not being satisfied;

  (r)
  convene any regular or special meeting (or any adjournment thereof) of the shareholders of Hurray; or

  (s)
  agree, resolve or commit to do any of the foregoing.

        Access to Information.    From the date of the Tender Offer Agreement and subject to applicable law and the Confidentiality Agreement dated as of April 24, 2009 between Hurray and Shanda (the "Confidentiality Agreement"), Hurray will (i) give Shanda, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Hurray and the Subsidiaries at reasonable times upon reasonable prior notice, (ii) furnish to Shanda, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information (including monthly management reports) as such persons may reasonably request, and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Hurray and its Subsidiaries to cooperate with Shanda in its investigation of Hurray and its Subsidiaries.

        No Solicitation.    In the Tender Offer Agreement, (a) Hurray has agreed that neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries authorize or knowingly permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors ("Representatives") to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Hurray or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Hurray or any of its Subsidiaries to (other than information furnished via the filing of Hurray 20-F or periodic report on Form 6-K with respect to a Superior Proposal (as defined below) after Hurray has complied with the following paragraphs (b), (c) and (d) under "No Solicitation"), or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Shanda, Hurray Board Recommendation (as defined below), or recommend an Acquisition Proposal or make any statement inconsistent with the Hurray Board Recommendation (any of the foregoing in this clause (iii), an "Adverse Recommendation Change"), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Hurray or any of its Subsidiaries, or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. Hurray has further agreed that any violation of these restrictions by any Representative of Hurray or any of its Subsidiaries will be a breach of these restrictions by Hurray.

        (b)   Exceptions. Notwithstanding paragraph (a) above, at any time prior to the Acceptance Date:

            (i)  Hurray, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any third party and/or its Representatives that, subject to Hurray's compliance in all material respects with the no solicitation provisions, have made after the date of the Tender Offer Agreement a Superior Proposal and (B) furnish to such third party or its Representatives non-public information relating to Hurray or any of its Subsidiaries and afford access to the business, properties, assets, books and records of Hurray or any of its Subsidiaries, in each case pursuant to a confidentiality agreement (a copy of which shall be provided to Shanda for informational purposes only) with such third party with terms no less favorable to Hurray than those contained in the Confidentiality Agreement; provided that (1) such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (2) all such information (to the extent that such information has not been previously provided or made available to Shanda) is provided or made available to Shanda, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party); and

           (ii)  following receipt of a Superior Proposal, the Hurray Board may make an Adverse Recommendation Change;

in each case referred to in the foregoing clauses (i) and (ii) only if the Hurray Board determines in good faith, after consultation with Cayman Islands legal counsel, that failure to take such action would be a breach of the fiduciary duties of the Hurray Board to the shareholders of Hurray under the laws of the Cayman Islands.

        In addition, nothing contained in the Tender Offer Agreement will prevent the Hurray Board from complying with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act; provided that any such action taken or statement made that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the Hurray Board reaffirms Hurray Board Recommendation in such statement or in connection with such action.

        (c)   Required Notices. Hurray has agreed that the Hurray Board will not take any of the actions referred to in paragraph (a) or (b) under "No Solicitation" above unless Hurray has delivered to Shanda a prior written notice advising Shanda that it intends to take such action, and, after taking such action, Hurray will continue to advise Shanda on a current basis of the status and terms of any discussions and negotiations with the third party. In addition, Hurray will notify Shanda promptly (but in no event later than 24 hours) after receipt by Hurray (or any of its Representatives) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or any request for information relating to Hurray or any of its Subsidiaries or for access to the business, properties, assets, books or records of Hurray or any of its Subsidiaries by any third party that may be considering making, or has made, an Acquisition Proposal. Hurray will provide such notice orally and in writing and will identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Hurray will keep Shanda fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request and will promptly (but in no event later than 24 hours after receipt) provide to Shanda copies of all correspondence and written materials sent or provided to Hurray or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Hurray's compliance with this paragraph (c).

        (d)   "Last Look". Further, Hurray has agreed that the Hurray Board will not make an Adverse Recommendation Change in response to an Acquisition Proposal, unless (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) Hurray notifies Shanda, in writing at least five business days before taking that action, of its intention to do so and attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, and (iii) Shanda does not make, within five business days after its receipt of that written notification, an offer that is at least as favorable to the shareholders of Hurray as such Superior Proposal. Hurray has further agreed that any amendment to the financial terms or other material terms of such Superior Proposal will require a new written notification from Hurray and a new five business day period under this paragraph (d).

        (e)   Obligation of Hurray to Terminate Existing Discussions. Hurray has agreed that it will, and will cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its Representatives conducted prior to the date of the Tender Offer Agreement with respect to any Acquisition Proposal. Hurray has further agreed that it will promptly request that each third party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date of the Tender Offer Agreement in connection with its consideration of any Acquisition Proposal return or destroy all confidential information previously furnished to such person by or on behalf of Hurray or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such person that contains, reflects or analyzes that information). Hurray has agreed to use its reasonable best efforts to secure all such certifications as promptly as practicable.

        "Acquisition Proposal" means, other than the transactions contemplated by the Tender Offer Agreement, any third-party offer or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of Hurray and its Subsidiaries or 10% or more of any class of equity or voting securities of Hurray or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of Hurray, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party's beneficially owning 10% or more of any class of equity or voting securities of Hurray or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of Hurray, or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Hurray or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of Hurray.

        "Hurray Board Recommendation" means the Hurray Board has, on the terms and subject to the conditions set forth in the Tender Offer Agreement, unanimously (i) determined that the Tender Offer Agreement and the transactions contemplated thereby, including the Offer, are in the best interests of Hurray and its shareholders, (ii) approved and declared advisable the Tender Offer Agreement and the transactions contemplated thereby, including the Offer, and (iii) recommended that Hurray's shareholders accept the Offer and tender their Shares to Shanda Music in the Offer.

        "Superior Proposal" means a bona fide, unsolicited written Acquisition Proposal for at least 51% of the outstanding Shares on terms that the Hurray Board determines in good faith by a majority vote, after considering the advice of a financial advisor of internationally recognized reputation and outside legal counsel and taking into account (i) all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and (ii) the prospects of future synergies between the potential acquirer, on the one hand, and Hurray and its Subsidiaries, taken as a whole, on the other hand, are more favorable to Hurray's shareholders (taking into account any proposal by Shanda to amend the terms of the Tender Offer Agreement pursuant to paragraph (d) under "No Solicitation" above), which the Hurray Board determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by the Tender Offer Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Hurray Board.

        Compensation Arrangements.    Hurray has agreed that, prior to the Acceptance Date, Hurray (acting through its compensation committee) will take all steps necessary to cause each compensation arrangement entered into by Hurray or any of its Subsidiaries on or after the date of the Tender Offer Agreement to be approved by the compensation committee (comprised solely of "independent directors" in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) as an "employment compensation, severance or other employee benefit arrangement" within the meaning of

Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

        Employee Stock Option Plans.    Hurray has agreed that the committee of the Hurray Board appointed by the Hurray Board to act as the "Administrator" (as defined therein) of the 2004 Share Incentive Plan of Hurray will take all necessary actions to determine that the transactions contemplated hereby are not a "Corporate Transaction" (as defined therein).

        Obligations of Shanda.    Shanda agreed to take all actions necessary to cause Shanda Music to perform its obligations under the Tender Offer Agreement and to consummate the Offer on the terms and conditions set forth in the Tender Offer Agreement. Shanda has agreed that, with effect from the closing of the Offer, Shanda will cause Hurray to adopt a policy under which all transactions or series of related transactions (i) between Shanda and its affiliates (other than Hurray and its Subsidiaries), on the one hand, and Hurray and its Subsidiaries, on the other hand and (ii) involving an amount exceeding the higher of (A) $5 million and (B) 5% of the then-current net asset value of Hurray and its Subsidiaries, taken as a whole, are subject to review and approval by the audit committee of the Hurray Board. Shanda has also agreed that such policy may only be revoked, amended or waived upon the approval of a majority of Hurray's independent directors.

        Indemnification and Insurance.    Shanda and Shanda Music agreed to cause Hurray, and Hurray agreed, to do the following upon and following the consummation of the Offer:

          (a)   For six years after the closing date of the Offer, Hurray will indemnify and hold harmless the present and former directors and officers of Hurray (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to such date to the fullest extent permitted by laws of the Cayman Islands or any other applicable law or provided under the memorandum and articles of association of Hurray in effect on June 8, 2009; provided that such indemnification will be subject to any limitation imposed from time to time under applicable law.

          (b)   On the closing date of the Offer, Shanda and Hurray agreed to have in effect directors' and officers' liability insurance policies for claims reporting or discovery period of six years from the closing date of the Offer, in respect of acts or omissions occurring prior to such date covering each such Indemnified Person covered by Hurray's officers' and directors' liability insurance policy as of June 8, 2009 on terms with respect to coverage and amount no less favorable than those of the officers' and directors' liability insurance policy of Shanda in effect as of June 8, 2009 (after any adjustment due to the difference in market capitalization) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that Hurray shall not be required to pay an annual premium for such insurance in excess of US$300,000. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained prior to the closing date of the Offer, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before such date, including in respect of the transactions contemplated by the Tender Offer Agreement, and, notwithstanding Hurray's operating covenants set forth under "Operating Covenants", Hurray will be entitled to purchase such insurance prior to the closing date of the Offer (the premiums for which, for the avoidance of doubt, will not be counted toward the expenses set forth in Hurray's representations and warranties). If such prepaid policies have been obtained prior to the closing date of the Offer, Hurray agreed to maintain such policies in full force and effect, and to continue to honor its obligations thereunder.

          (c)   If Shanda Music, Shanda or Hurray or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Shanda Music or Hurray, as the case may be, will assume the obligations set forth in this indemity and insurance provision.

        The rights of each Indemnified Person under this indemity and insurance provision will be in addition to any rights such person may have under the memorandum and articles of association or the constitutional documents of any of the Subsidiaries of Hurray, under Cayman Islands law or any other applicable law or under any agreement of any Indemnified Person with Hurray or any of Hurray's Subsidiaries. These rights will survive consummation of the transactions contemplated by the Tender Offer Agreement and are intended to benefit, and will be enforceable by, each Indemnified Person.

        Conditions to the Offer.    See "Section 15—Conditions of the Offer."

        Amendments and Waivers.    The Tender Offer Agreement may be amended or waived prior to the Acceptance Date, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Tender Offer Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Acceptance Date, (i) no amendment can be made that decreases the Offer Price and (ii) any such amendment will require the approval of a majority of the independent directors of Hurray.

        Termination.    The Tender Offer Agreement and the Offer may be terminated at any time prior to the Acceptance Date:

          (a)   by mutual written agreement of Hurray and Shanda;

          (b)   by either Hurray or Shanda, if:

              (i)  the Acceptance Date has not occurred on or before the End Date; provided that the right to terminate the Tender Offer Agreement pursuant to this clause (b)(i) is not available to any party whose breach of any provision of the Tender Offer Agreement results in the failure of the Offer to be consummated by such time;

             (ii)  there is any applicable law that (A) makes consummation of the Offer illegal or otherwise prohibited or (B) enjoins Shanda Music from consummating the Offer and such injunction has become final and nonappealable, provided that the party seeking to terminate the Tender Offer Agreement pursuant to this clause (b)(ii)(B) has used commercially reasonable best efforts to cause any such injunction to be vacated or lifted or to ameliorate the effects thereof; or

            (iii)  any final, non-appealable order by any governmental authority having competent jurisdiction over Hurray, any of its Subsidiaries, Shanda or Shanda Music prohibits the Offer, provided that the party seeking to terminate the Tender Offer Agreement has used reasonable efforts to cause any such order to be vacated or lifted or to ameliorate the effects thereof;

          (c)   by Shanda, if, prior to the Acceptance Date:

              (i)  an Adverse Recommendation Change has occurred;

             (ii)  the Hurray Board has failed to reaffirm Hurray Board Recommendation within five business days after receipt of any written request to do so from Shanda;

            (iii)  there has been any intentional and material breach by Hurray of the provision relating to solicitation described above;

            (iv)  Hurray has failed to describe the Hurray Board Recommendation in the Schedule 14D-9;

             (v)  Hurray or the Hurray Board (or any committee thereof) has authorized or publicly proposed to do any of the foregoing;

            (vi)  any tender offer or exchange offer is commenced within the meaning of applicable SEC rules that, if successful, would result in any person or group becoming the beneficial owner of 10% or more of the outstanding Shares, and the Hurray Board has not recommended within ten business days after commencement of such tender offer or exchange offer that Hurray's shareholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer;

           (vii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Hurray set forth in the Tender Offer Agreement has occurred that would cause the conditions set forth in paragraphs (b)(iii) or (b)(iv) under "Section 15—Conditions of the Offer" below to exist and is incapable of being cured by the End Date or, if curable, is not cured by Hurray within 30 days of receipt by Hurray of written notice of such breach or failure; or

          (viii)  due to the failure of any Offer condition to be satisfied at the Expiration Date, the Offer has expired or been terminated without Shanda Music having purchased any Shares pursuant thereto; provided that Shanda does not have the right to terminate the Tender Offer Agreement pursuant to this clause (c)(viii) if Shanda's or Shanda Music's breach of any provision of the Tender Offer Agreement was directly or indirectly the cause of, or directly or indirectly resulted in, the failure of any offer conditions to be satisfied or the failure of Shanda Music to have accepted for payment the Shares validly tendered and not withdrawn pursuant to the Offer;

          (d)   by Hurray, if:

              (i)  prior to the Acceptance Date, an Adverse Recommendation Change has occurred after Hurray has in all material respects complied with its obligations under the no solicitation provisions;

             (ii)  Shanda or Shanda Music has breached their respective obligations to commence or consummate the Offer pursuant to the Tender Offer Agreement; provided that Hurray may not terminate the Tender Offer Agreement for any failure to commence the Offer if such failure to have commenced the Offer was caused by Hurray's failure to perform any of its obligations under the Tender Offer Agreement; or

            (iii)  the Offer has expired (subject to extension by Shanda Music) prior to the End Date and Shanda Music has not exercised its option to extend the Offer as provided in the Tender Offer Agreement.

        In the event of the termination of the Tender Offer Agreement in accordance with its terms, the Tender Offer Agreement will become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party; provided that, (i) if such termination results from the willful and intentional and material breach of the Tender Offer Agreement by either party thereto, such party will not be entitled to receive any Termination Fee (as defined below) or Reverse Termination Fee (as defined below); (ii) the provisions of this paragraph and the "Fees and Expenses" described below will survive any termination of the Tender Offer Agreement; and (iii) none of Hurray, Shanda or Shanda Music will be relieved or released from any liabilities or damages arising out of its willful and intentional breach of any provision of the Tender Offer Agreement. However, (i) if (A) Shanda and Shanda Music fail to commence or consummate the Offer or otherwise are in breach of the Tender Offer Agreement, then the aggregate liability of Shanda, Shanda Music and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees (each, a "Shanda Related Person") relating to or arising out of the Tender Offer Agreement or the transactions contemplated by the Tender Offer Agreement will be limited to the amount of the Reverse Termination Fee (and payment of amounts equal to the Reverse Termination Fee (including any payments in the form of a Reverse Termination Fee) will automatically, by operation of the Tender Offer Agreement and without any further action on the part of the parties or any other person, constitute full and complete satisfaction and discharge of any and all liability or obligation relating to or arising out of the Tender Offer Agreement or the transactions contemplated by the Tender Offer Agreement on the part of Shanda, Shanda Music and all Shanda Related Persons and will preclude any and all further claims against Shanda, Shanda Music and any Shanda Related Person relating to or arising out of the Tender Offer Agreement or the transactions contemplated by the Tender Offer Agreement), and (B) Hurray breaches the Tender Offer Agreement, then the aggregate liability of Hurray and any of its former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees (each, a "Hurray Related Person") relating to or arising out of the Tender Offer Agreement or the transactions contemplated by the Tender Offer Agreement will be limited to the amount of the Termination Fee (and payment of amounts equal to the Termination Fee (including any payments in the form of a Termination Fee) will automatically, by operation of the Tender Offer Agreement and without any further action on the part of the parties or any other person, constitute full and complete satisfaction and discharge of any and all liability or obligation relating to or arising out of the Tender Offer Agreement or the transactions contemplated by the Tender Offer Agreement on the part of Hurray and all Hurray Related Persons and will preclude any and all further claims against Hurray and any Hurray Related Person relating to or arising out of the Tender Offer Agreement or the transactions contemplated by the Tender Offer Agreement); and (ii) none of Shanda, Shanda Music, Hurray or any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees will have any further liability or obligation relating to or arising out of the Tender Offer Agreement or the transactions contemplated by the Tender Offer Agreement except as expressly provided in the Tender Offer Agreement. Under no circumstances will Shanda, Shanda Music, Hurray or any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees be liable for any consequential, punitive or other special damages of any nature.

        Expenses, Termination Fees and Reverse Termination Fees.    (a) General. Except as otherwise provided in the Tender Offer Agreement, all costs and expenses incurred in connection with the Tender Offer Agreement will be paid by the party incurring such cost or expense.

          (b)   Termination Fee.

              (i)  If the Tender Offer Agreement is terminated by Shanda pursuant to any of clauses (c)(i) through (c)(vi) under "Termination" above or by Hurray pursuant to clause (d)(i) under "Termination" above, then Hurray will pay to Shanda $1,386,055 (the "Termination Fee").

             (ii)  If (A) the Tender Offer Agreement is terminated by Shanda or Hurray pursuant to clause (b)(i) under "Termination" above, by Shanda pursuant to clause (c)(vii) or (c)(viii) under "Termination" above (but only if the failure to satisfy the condition specified therein results from an intentional breach by Hurray of any of its representations, warranties, covenants or agreements contained herein) or by Hurray pursuant to clause (d)(iii) under

    "Termination" above, (B) after the date of the Tender Offer Agreement and prior to such termination, an Acquisition Proposal has been publicly announced or otherwise been communicated to the Hurray Board or its shareholders generally, and (C) within 12 months following the date of such termination, Hurray has entered into a definitive agreement with respect to or recommended to its shareholders an Acquisition Proposal or an Acquisition Proposal has been consummated (provided that for purposes of this clause (C), each reference to "10%" in the definition of Acquisition Proposal will be deemed to be a reference to "50%"), then Hurray will pay to Shanda, the Termination Fee.

            (iii)  Shanda and Shanda Music agreed that, upon any termination of the Tender Offer Agreement under circumstances where the Termination Fee is payable by Hurray and such Termination Fee is paid in full, Shanda and Shanda Music will be precluded from any other remedy against Hurray in connection with the Tender Offer Agreement or the transactions contemplated hereby. Under no circumstances will Hurray be required to pay the Termination Fee on more than one occasion.

          (c)   Reverse Termination Fee.

              (i)  If the Tender Offer Agreement is terminated by Hurray pursuant to clause (d)(ii) under "Termination" above, then Shanda will pay to Hurray $1,386,055 (the "Reverse Termination Fee").

             (ii)  Hurray agrees that, upon any termination of the Tender Offer Agreement under circumstances where the Reverse Termination Fee is payable by Shanda and such Reverse Termination Fee is paid in full, Hurray will be precluded from any other remedy against either Shanda or Shanda Music in connection with the Tender Offer Agreement or the transactions contemplated hereby. Under no circumstances will Shanda be required to pay the Reverse Termination Fee on more than one occasion.

          (d)   Other Costs and Expenses. Hurray, on the one side, and Shanda and Shanda Music, on the other side, further agreed that if either side fails promptly to pay any amount due to the other side, the first side will also pay any costs and expenses incurred by the second side in connection with a legal action to enforce the Tender Offer Agreement that results in a judgment against the first side for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

        The Confidentiality Agreement.    Hurray and Shanda entered into a confidentiality agreement dated as of April 24, 2009 (the "Confidentiality Agreement") in connection with a possible negotiated transaction between the parties. As a condition to being furnished with confidential information, Shanda agreed, among other things, to keep all confidential information (as defined therein) confidential and to use such confidential information solely for the purpose of evaluating a possible transaction between the parties. In addition, Shanda agreed not to solicit for employment any Hurray employee, subject to certain exceptions, for a period of 12 months from the date of the Confidentiality Agreement.

        The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Shanda Music has filed as an exhibit to the Schedule TO, and which you may examine and copy as set forth in "Section 8—Certain Information Concerning Hurray" above.

        14.    Dividends and Distributions.    As discussed in "Section 13—The Transaction Documents—The Tender Offer Agreement—Operating Covenants," pursuant to the Tender Offer Agreement, from the date of the Tender Offer Agreement until the termination of the Tender Offer Agreement, Hurray has agreed not to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock without the prior written consent of Shanda Music (such consent not to be unreasonably withheld or delayed).

        15.    Conditions of the Offer.    Shanda Music is not required to accept for payment or, subject to the applicable rules of the SEC, to pay for any Shares tendered in the Offer, if:

          (a)   prior to the expiration of the Offer, there have not been validly tendered in accordance with the terms of the Offer, and not withdrawn, a number of Shares that (together with any Shares beneficially owned by Shanda or any Subsidiary) represents at least 51% of the Shares then outstanding on a fully diluted basis; or

          (b)   at any time on or after the date of the Tender Offer Agreement and continuing at the time of the expiration of the Offer,

              (i)  there is pending any action or proceeding by or before any governmental authority, (1) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Shanda or Shanda Music, (2) seeking to obtain material damages from Hurray, Shanda or Shanda Music as a result of or in connection with the Offer, (3) seeking to restrain or prohibit Shanda's ownership (or that of its Subsidiaries) of all or any material portion of the business or assets of Hurray and its Subsidiaries, taken as a whole, or, as a result of or in connection with the Offer, of Shanda and its Subsidiaries, taken as a whole, or to compel Shanda or any of its Subsidiaries to dispose of or hold separate (where such holding separately could have an adverse effect on Shanda) all or any material portion of the business or assets of Hurray and its Subsidiaries, taken as a whole, or, as a result of or in connection with the Offer, of Shanda and its Subsidiaries, taken as a whole, (4) seeking to impose or confirm material limitations on the ability of Shanda, Shanda Music or any of Shanda's other Subsidiaries effectively to exercise full rights of ownership of the Shares to be purchased pursuant to the Offer, including the right to vote any Shares acquired by Shanda, Shanda Music or any of Shanda's other Subsidiaries on all matters properly presented to Hurray's shareholders, (5) seeking to require divestiture by Shanda, Shanda Music or any of Shanda's other Subsidiaries of any Shares or (6) which otherwise would reasonably be expected to have a Hurray Material Adverse Effect (as defined below) or a material adverse effect on Shanda's ability to consummate the Offer,

             (ii)  there is any applicable law that makes illegal, delays materially or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Share by Shanda or Shanda Music,

            (iii)  any of the representations and warranties of Hurray contained in the Tender Offer Agreement (disregarding all materiality and Hurray Material Adverse Effect qualifications contained therein) is not true and correct in any respect at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which needs to be true and correct only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Hurray Material Adverse Effect,

            (iv)  Hurray has materially breached or failed to perform in all material respects its obligations under the Tender Offer Agreement prior to such time,

             (v)  there has occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Hurray Material Adverse Effect,

            (vi)  the ADSs of Hurray has failed to remain listed on the NASDAQ Global Market or Hurray has received any notice from NASDAQ indicating that the ADSs may be suspended from trading or delisted,

           (vii)  Hurray has failed to deliver the audited financial statements of Hurray for the fiscal year ended on December 31, 2008 and as of December 31, 2008 (the "2008 Audited Financial Statements") or (A) the amount of cash set forth in the balance sheet contained in the 2008 Audited Financial Statements is lower than 95% of the amount of cash set forth in the balance sheet contained in Hurray management accounts provided to Shanda and Shanda Music, (B) the amount of total assets set forth in the balance sheet contained in the 2008 Audited Financial Statements is lower than 95% of the amount of total assets set forth in the balance sheet contained in Hurray management accounts or (C) the amount of total liabilities set forth in the balance sheet contained in the 2008 Audited Financial Statements is higher than 105% of the amount of total liabilities set forth in the balance sheet contained in Hurray management accounts,

          (viii)  the designee shareholders of each variable interest entity of Hurray has failed to enter into an equity transfer agreement substantially in the form attached to the Tender Offer Agreement with persons designated by Shanda under which such designee shareholders will transfer their equity interest in such variable interest entity to such persons designated by Shanda on the Acceptance Date, or any such agreement has been terminated, or the current holders of the voting proxies of each variable interest entity of Hurray has failed to assign such voting proxies to persons designated by Shanda,

            (ix)  Shanda has failed to receive an opinion from each of:

              (A)  Jingtian & Gongcheng, PRC counsel to Hurray, dated as of a date prior to the Offer Commencement Date and addressed to Shanda and Shanda Music, substantially in the form attached to the Tender Offer Agreement; and

              (B)  Appleby, Cayman Islands counsel to Hurray, dated as of a date prior to the Offer Commencement Date and addressed to Shanda and Shanda Music, substantially in the form attached to the Tender Offer Agreement,

             (x)  Hurray has failed to deliver to Shanda a certificate signed by the Chairman of the Hurray Board and the Chief Executive Officer of Hurray dated as of the date on which the Offer expires certifying that the Offer conditions specified in the paragraphs (b)(iii), (b)(iv) and (b)(v) under "Section 15—Conditions of the Offer" above do not exist,

            (xi)  any approval which is required to be obtained from any governmental authority under any applicable law for the entry by each party into the Tender Offer Agreement, and for the performance by each party of their respective obligations thereunder has not been obtained or is not in full force and effect,

           (xii)  Hurray has failed to deliver to Shanda Music (A) the resignations of such directors of Hurray and its Subsidiaries as Shanda Music specifies, dated no later than the Offer commencement date and effective as of the closing date of the Offer, or (B) the resolutions of the Hurray Board dated no later than the Offer commencement date appointing each of the designees of Shanda Music specified by Shanda Music to be a member of the Hurray Board effective upon the closing date of the Offer; provided that (1) the resolutions referred to in clause (B) are conditional on the Hurray Board determining that each such designee is qualified to be a director under applicable law and NASDAQ Rules; and (2) Shanda specifies the resigning directors and the designees to the Hurray Board within five business days from the date of the Tender Offer Agreement,

          (xiii)  Hurray has failed to file with the SEC by June 30, 2009 its annual report on Form 20-F for the fiscal year ended December 31, 2008 (such filed report, the "Hurray 20-F") or there has been any material difference between the draft Hurray 20-F provided to Shanda and Shanda Music and Hurray 20-F, or

          (xiv)  the Tender Offer Agreement has been terminated in accordance with its terms.

        Subject to the terms and conditions of the Tender Offer Agreement, the foregoing Offer conditions are for the sole benefit of Shanda and Shanda Music and, subject to the terms and conditions of the Tender Offer Agreement and the applicable rules and regulations of the SEC, may be waived by Shanda Music, in whole or in part, at any time, at the sole discretion of Shanda Music.

        As of the date hereof, Shanda Music has received the legal opinions set forth in clause (b)(ix) under "Conditions of the Offer" above and the resignations of directors of Hurray and the resolutions of the Hurray Board set forth in clause (b)(xii) under "Conditions of the Offer" above.

  "Hurray Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of Hurray and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political or regulatory conditions, to the extent such changes do not adversely affect Hurray and its Subsidiaries in a disproportionate manner relative to other participants in the PRC in the same industries in which Hurray or any of its Subsidiaries operates, (B) changes (including changes of applicable law) or conditions generally affecting the industries in which Hurray and its Subsidiaries operate, to the extent such changes or conditions do not adversely affect Hurray and its Subsidiaries in a disproportionate manner relative to other participants in the PRC in the same industries in which Hurray or any of its Subsidiaries operates, (C) acts of war, sabotage or terrorism or natural disasters or other force majeure events to the extent such events do not adversely affect Hurray and its Subsidiaries in a disproportionate manner relative to other participants in the PRC in the same industries in which Hurray or any of its Subsidiaries operates, (D) any loss or departure of officers or other employees of Hurray or any of its Subsidiaries arising from or in connection with the announcement of the execution of the Tender Offer Agreement or the pendency or consummation of the Offer except to the extent such loss or departure causes the termination, material reduction (or potential material reduction) or any other material negative development (or potential material negative development) in the relationships between Hurray or any of its Subsidiaries and any of their respective customers, suppliers, distributors or other business partners, (E) compliance with the terms of, or the taking of any action required by, the Tender Offer Agreement, or the failure to take any action prohibited by the Tender Offer Agreement, (F) any action taken, or failure to take action, in each case which Shanda has expressly consented or requested, (G) any changes in U.S. GAAP (or the interpretation thereof), (H) any change in the price or the trading volume of the ADSs, in and of itself (it being understood, however, that the underlying cause of or causes of such changes may nonetheless be deemed to have a material adverse effect on Hurray and its Subsidiaries), or (I) any failure by Hurray to meet any published analyst estimates or expectations of Hurray's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Hurray to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood, however, that the underlying cause of or causes of such failures may nonetheless be deemed to have a material adverse effect on Hurray and its Subsidiaries).

        16.    Certain Legal Matters; Regulatory Approvals.

        General.    Based on our examination of publicly available information filed by Hurray with the SEC and other publicly available information concerning Hurray, we are not aware of any governmental license or regulatory permit that appears to be material to Hurray's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or of any approval or other action by any U.S. or foreign government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, such approval or other action will be sought. There is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. However, there can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Hurray's business or certain parts of Hurray's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "Section 15—Conditions of the Offer."

        U.S. Antitrust.    Under the U.S. Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements.

        PRC Antitrust.    Under the Anti-Monopoly Law of the People's Republic of China, which became effective in August 2008 (the "PRC Anti-Monopoly Law"), and the Standard for Notification of Concentration of Business Operators issued by the State Council (the "Notification Standard"), certain acquisition transactions may not be consummated unless notification is filed with the Ministry of Commerce (the "MOC") and approval is obtained. As the total revenue of Hurray in 2008 is below the threshold required for such notification under the Notification Standard, no filing of a notification to the MOC is required in connection with this Offer. However, the Notification Standard provides that for a proposed business concentration that does not meet the standard for notification, if the MOC believes that such concentration may exclude or restrict competition, it may still initiate an investigation. If the MOC initiates such an investigation prior to the closing of the Offer, it will result in delay of the closing. We cannot assure you what other effects such an investigation will have on the Offer or the operation of Hurray after closing of the Offer.

        17.    Fees and Expenses.    We have retained MacKenzie Partners, Inc. to act as the Information Agent, Citibank N.A. to act as the ADS Tender Agent, and Conyers Dill & Pearman to act as the Share Tender Agent in connection with the Offer. The Information Agent may contact holders of Shares, including Shares represented by ADSs, by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent, the ADS Tender Agent and the Share Tender Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent, the Share Tender Agent and the ADS Tender Agent) for soliciting tenders of Shares, including Shares represented by ADSs, pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        18.    Miscellaneous.    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid statute of any jurisdiction prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Shanda Music by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Shanda Music or Shanda not contained in this Offer to Purchase or in the Letters of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Hurray has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described in "Section 8—Certain Information Concerning Hurray" with respect to information concerning Hurray.

Shanda Music Group Limited

June 16, 2009

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF SHANDA AND SHANDA MUSIC

DIRECTORS AND EXECUTIVE OFFICERS OF SHANDA

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Shanda are set forth below. Each occupation set forth opposite an individual's name in the following table refers to employment with Shanda. The business address of each director and officer is No.1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, People's Republic of China.

Name	Citizenship	Current Principal Occupation
Tianqiao Chen(1)	China	Chairman of the Board and Chief Executive Officer
Qunzhao Tan	China	Director, President and Chief Technology Officer
Danian Chen	China	Director, Senior Executive Vice President and Chief Operating Officer
Qianqian Luo(1)	China	Non-executive Director
Jingsheng Huang(2)	U.S.A.	Independent Director
Chengyu Xiong(2)	China	Independent Director
Bruno Wu(2)	U.S.A.	Independent Director
Yanmei Zhang	China	Senior Vice President
Grace Wu	U.S.A.	Director, Senior Vice President and Chief Financial Officer
Haifa Zhu	China	Senior Vice President and Chief Investment Officer
Danning Mi	China	Vice President and Chief Information Officer
Diana Li	China	Senior Executive Vice President and Chief Executive Officer of Shanda Games
Hai Ling	China	Senior Vice President and President of Shanda Games
Xiangdong Zhang	China	Senior Vice President and Chief Producer of Shanda Games
Jisheng Zhu	China	Vice President and Chief Technology Officer of Shanda Games
Jingying Wang	China	Senior Executive Vice President and Chief Executive Officer of Shanda Online
Jianwu Liang	China	Vice President and Chief Technology Officer of Shanda Online
Haibin Qu	China	Senior Executive Vice President

(1)
Member of the compensation committee.
(2)
Member of the audit committee.

        Tianqiao Chen, one of our co-founders, has served as the chairman of our board of directors and our chief executive officer since our inception in December 1999.

        Qunzhao Tan has served as our president since April 2008 and our chief technology officer since July 2003 and as a member of our board of directors since October 2006. Mr. Tan previously served as our senior executive vice president from June 2006 to April 2008, senior vice president from August 2005 to June 2006 and vice president from July 2003 to August 2005.

        Danian Chen, one of our co-founders, established Shanda Networking with Tianqiao Chen in December 1999. Mr. Danian Chen has served as chief operating officer since April 2008 and as a member of our board of directors since our inception in 1999. Mr. Danian Chen has served as our senior executive vice president since August 2005 and as our senior vice president from July 2003 to August 2005.

        Qianqian Luo has served as our director since our inception in December 1999. Ms. Luo previously served as our vice president from July 2003 to February 2004.

        Jingsheng Huang has served as our director since October 2005. Since October 2005, Mr. Huang has served as Managing Director at Bain Capital Asia LLC. From January 2002 to September 2005, he was Managing Director China at SOFTBANK Asia Infrastructure Fund, or SAIF, and served as a director on the board of twelve SAIF portfolio companies in the technology, telecommunications and media sectors. The business address of Bain Capital Asia LLC is Room 2306, Jin Mao Tower, 88 Century Boulevard, Shanghai 200121. The business address of SAIF is Suite 2115-2118, Two Pacific Place, 88 Queensway, Hong Kong.

        Chengyu Xiong has served as our director since October 2005. Dr. Xiong is a professor and deputy dean of the School of Journalism and Communication at Tsinghua University. In addition, Dr. Xiong serves as the director of both the New Media Studies Center and the Cultural Industries Center at the School of Journalism. The business address of Dr. Xiong at Tsinghua University is Tsinghua University, Haidian District, Beijing 100084, People's Republic of China.

        Bruno Wu has served as our director since October 2006. Mr. Wu is the Co-Founder and Chairman of The Sun Media Investment Holding Group of Companies, one of China's largest privately held media groups with investment interests in 20 media-related companies and a portfolio of over 60 media brands and products. The business address of The Sun Media Investment Holding Group is Room 1208, 12/F, Business Office Tower W3, Oriental Plaza, No.1 East Chang An Avenue, Dongcheng District, Beijing 100738, People's Republic of China.

        Yanmei Zhang has served as our senior vice president since August 2005. Ms. Zhang previously served as vice president from January 2005 to August 2005. Prior to joining us, Ms. Zhang served as vice president at Sony China Corp. from January 1994 until December 2004. The business address of Ms. Zhang at Sony China Corp. was 8th floor, B-Block, Qiye Tiandi Building, Taichang Road, Luwan District, Shanghai, People's Republic of China.

        Grace Wu has served as our senior vice president since April 2008, chief financial officer since November 2007 and as our director since December 2007. Ms. Wu previously served as our vice president from November 2007 to March 2008 and as vice president of strategic investments from October 2007 to November 2007. Prior to joining us, Ms. Wu spent five years with AU Optronics Corp., where she was responsible for financial planning and analysis, investor relations and capital markets activities. The business address of Ms. Wu at AU Optronics Corp. was 1 Li-Hsin Road, 2 Hsinchu Science Park, Hsinchu, Taiwan.

        Haifa Zhu has served as chief investment officer and senior vice president since April 2008. Mr. Zhu previously served as assistant vice president of investments, director of platform operations, director of our central user platform and vice director of our new business center since March 2004.

        Danning Mi has served as chief information officer and vice president since April 2008. Mr. Mi previously served as assistant vice president from October 2005 to April 2008. Prior to joining Shanda, Mr. Mi served in various managerial capacities, including chief information officer at Founder Technology Group. The business address of Mr. Mi at Founder Technology Group was 36/F, New Shanghai International Tower, No. 360, South Pudong Road, Shanghai 200120, People's Republic of China.

        Diana Li has served as senior executive vice president and chief executive officer of Shanda Games since April 2008. Ms. Li previously served as our vice president and vice president of Shanda Games from May 2006 to April 2008 and a director of both our Project Management Center and Game Design Center from February 2005 to May 2006. Prior to joining us, Ms. Li was a project director at Expedia Inc., responsible for project management and operations for Expedia in the Asia Pacific including Australia. The business address of Ms. Li at Expedia Inc. was 333 108th Avenue NE, Bellevue, WA 98004, United States.

        Hai Ling has served as president of Shanda Games since April 2008 and our senior vice president since August 2005. Mr. Ling previously served as our vice president from August 2003 to August 2005 and as our director of sales.

        Xiangdong Zhang has served as chief producer of Shanda Games since April 2008 and as our senior vice president since June 2006. Mr. Zhang previously served as our vice president from July 2005 to June 2006 and director of our product management center from 2001 to July 2005.

        Jisheng Zhu has served as chief technology officer of Shanda Games since April 2008 and our vice president since March 2007. Mr. Zhu previously served as vice president of Shanda Online from July 2006 to March 2007, director of our technical support center from January 2005 to June 2006, and a manager of our network security department from May 2003 to December 2004.

        Jingying Wang has served as senior executive vice president and chief executive officer of Shanda Online since April 2008. Ms. Wang previously served as our senior vice president from August 2005 to April 2008 and our vice president from July 2003 to August 2005.

        Jianwu Liang has served as chief technology officer of Shanda Online since April 2008 and our vice president since March 2007. Mr. Liang previously served as vice president of Shanda Online from July 2006 to March 2007, and as the director of our billing platform center from July 2005 to July 2006. Mr. Liang joined Shanda in February 2002 and worked in our billing platform center.

        Haibin Qu has served as our senior executive vice president since August 2005. Mr. Qu previously served as senior vice president of Shanda from July 2003 to August 2005.

DIRECTORS AND EXECUTIVE OFFICERS OF SHANDA MUSIC

        Mr. Tianqiao Chen, Chairman and Chief Executive Officer of Shanda, is the only director of Shanda Music. Shanda Music has no executive officers.

        The Letters of Transmittal, certificates for Shares, ADRs and any other required documents should be sent to the Share Tender Agent or the ADS Tender Agent (as applicable) at one of the addresses set forth below:

The ADS Tender Agent for the Offer is:

Citibank, N.A.

By Mail:	By Overnight Courier:	By Hand:
Citibank, N.A. Corporate Actions P.O. Box 43011 Providence, RI 02940-3011 U.S.A.	Citibank, N.A. Corporate Actions Attention: Suite V 250 Royall Street Canton, MA 02021 U.S.A.	Citibank, N.A. Corporate Actions Attention: Suite V 250 Royall Street Canton, MA 02021 U.S.A.

The Share Tender Agent for the Offer is:

Conyers Dill & Pearman

By Mail, Overnight Courier or Hand

Conyers Dill & Pearman
Attention: Ms. Steffi Ma, Corporate Services Supervisor
2901 One Exchange Square
8 Connaught Place
Hong Kong

        If you have questions or need additional copies of this Offer to Purchase and the Letters of Transmittal, you can call the Information Agent at its addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(+1 212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

QuickLinks

IMPORTANT
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
Shanda Music Group Limited
  SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF SHANDA AND SHANDA MUSIC DIRECTORS AND EXECUTIVE OFFICERS OF SHANDA
DIRECTORS AND EXECUTIVE OFFICERS OF SHANDA MUSIC
The ADS Tender Agent for the Offer is
The Share Tender Agent for the Offer is
By Mail, Overnight Courier or Hand Conyers Dill & Pearman Attention: Ms. Steffi Ma, Corporate Services Supervisor 2901 One Exchange Square 8 Connaught Place Hong Kong
The Information Agent for the Offer is